EXHIBIT 2.2

HUNT PETROLEUM/HASSIE COMPANIES

ACQUISITION AGREEMENT

This Agreement (“Agreement”) is entered into on the date set forth on the signature page hereto (the “Sig Page”) by Hunt Petroleum Corporation, a Delaware corporation (“HPC”), Hassie Hunt Exploration Company, a Delaware corporation (“HHEC”), Hassie Hunt Production Company, a Delaware corporation (“HHPC” and, together with HHEC, the “Hassie Companies”), the corporation designated on the Sig Page as “Parent” (“Parent”), HPC Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“HPC Merger Sub”), and HHEC Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Hassie Merger Sub”) and, together with HPC Merger Sub, the “Merger Subs”). Capitalized terms used and not otherwise defined herein have the meaning ascribed to such terms in Article I.

RECITALS

A. HPC and the Hassie Companies are engaged in the business of exploring for and developing oil and natural gas (the “Business”).

B. With the assistance of their financial and legal advisors, HPC and the Hassie Companies have engaged in a thorough assessment of their respective strategic alternatives and each such company’s board of directors has determined that it is advisable and in the best interests of their respective stockholders to enter into the transactions herein contemplated.

C. Prior to the Effective Time, HPC and the Hassie Companies will effect the following transactions (the “Internal Reorganizations”): (1) pursuant to the HPC Real Estate Spin-Off Agreement, HPC will distribute to its stockholders all outstanding shares of capital stock of Hill Development Corporation (“HDC”), Galatyn Park Corporation (“GPC”) and Denton Factory Stores, Inc. (“DFS”) (such distributions, collectively, the “HPC Real Estate Spin-Off”); (2) pursuant to the Other Hunt Entities Agreement, the Other Hunt Entities will transfer the interests of the Other Hunt Entities in and to the Oil and Gas Interests described in the Other Hunt Entities Agreement (the “O&G Interests”) to HPC to sell to Parent on their behalf, as their agent, for a total purchase price to be derived from the Gross HPC Merger Consideration payable hereunder and calculated by HPC pursuant to the Other Hunt Entities Agreement (such transactions, the “O&G Roll-Up” and such purchase price, the “O&G Roll-Up Price”); (3) pursuant to the Hassie Companies Spin-Off Agreement, HHEC will (a) distribute to its stockholder all outstanding membership interests of HHEC SpinCo and (b) either distribute to its stockholder 750 shares of Pursue Energy Corporation or contribute such shares to HHEC SpinCo prior to the distribution of all of the equity interests in HHEC SpinCo to its stockholder (such transactions, collectively, the “HHEC Spin-Off”); (4) pursuant to the Hassie Companies Spin-Off Agreement, HHPC will distribute to its stockholder 43,400 units of Enterprise Energy Partners, LP (the “HHPC Spin-Off”); (5) pursuant to the Hassie Merger Agreement, the Hassie Companies will merge, with HHEC as the surviving corporation (as such, “Hassie”) in such merger (the “Initial Hassie Merger”);

and (6) HPC will (A) form a wholly owned subsidiary organized under the laws of the state of Delaware (“HPC Holdco”), (B) cause HPC Holdco to form a wholly owned subsidiary organized under the laws of the state of Delaware (“HPC Reorg Sub”), (C) become a wholly owned Subsidiary of HPC Holdco by virtue of a merger of HPC Reorg Sub with and into HPC in accordance with Section 251(g) of the DGCL, and (D) HPC Holdco will subsequently convert HPC from a corporation to a limited liability company organized under the laws of the State of Delaware (the “HPC Reorganization”).

D. At the Effective Time, HPC Holdco will merge with and into HPC Merger Sub, with HPC Merger Sub as the surviving corporation (as such, the “HPC Surviving Corporation”) in such merger (the “HPC Merger”), and Hassie Merger Sub will merge with and into Hassie, with Hassie as the surviving corporation (as such, the “Hassie Surviving Corporation” and, together with the HPC Surviving Corporation, the “Surviving Corporations”) in such merger (the “Hassie Merger” and, together with the HPC Merger and the mergers provided for in this Agreement, the “Mergers”), in each instance in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement and the Agreement and Plan of Merger in substantially the form of Exhibit B (the “Plan of Merger”).

E. The board of directors of each of Parent and the Merger Subs has also approved and declared advisable and in the best interests of the stockholders of its respective company the acquisition of HPC and the Hassie Companies by Parent on the terms and subject to the conditions set forth in this Agreement.

F. It is intended that, for United States federal income tax purposes, the HPC Merger will qualify as a reorganization described in Section 368(a) of the Code and the regulations promulgated thereunder.

Accordingly, the parties agree as follows:

I. DEFINITIONS AND REFERENCES

1.1 Certain Defined Terms. (a) In addition to the terms defined elsewhere herein, the following terms will have the respective meanings assigned to them in this Section 1.1 when used in this Agreement with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Environmental Deductible” means $75,000,000.

“Aggregate Title Deductible” means $75,000,000.

“Allocated Value” means the value ascribed to a Reserve Report Interest in a schedule to be provided by Parent to HPC, HHEC and HHPC within ten Business Days after the execution of this Agreement.

“Antitrust Law” means the Sherman Antitrust Act, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the United States are authorized or required to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

“Confidentiality Agreement” means the confidentiality agreement previously entered into by HPC and Parent.

“Disclosure Schedule” means the Disclosure Schedule furnished by HPC and the Hassie Companies to Parent contemporaneously with the execution and delivery of this Agreement.

“Emergency” means an emergency situation which presents a direct risk of human injury or loss of life or of material damage or destruction of property or tangible assets.

“Environmental Defect” means an Environmental Liability with respect to a Reserve Report Interest that is not set forth on Section 3.18 of the Disclosure Schedule.

“Environmental Laws” means all Laws relating to the protection of the public health, welfare and the environment, including (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful (including Hazardous Materials).

“Environmental Liabilities” means any and all costs (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed pursuant to any (a) agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, (b) claim by a Governmental Entity or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other Person pursuant to common law or statute and related to the use or release of Hazardous Materials, or (c) condition on or related to any Oil and Gas Interests that would be in violation of any Environmental Law.

“Financial Statements” means the HPC Financial Statements, HHEC Financial Statements or HHPC Financial Statements, as applicable.

“Fixtures, Facilities and Equipment” means Wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, processing and separating facilities, compression facilities, gathering systems, platforms, casing, rods, tanks, boilers, tubing, pumps, motors, machinery, fixtures and equipment and all other personal property and fixtures used on or in connection with the operation of the Oil and Gas Interests.

“Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, freezing of wells or pipelines, delays in obtaining rights-of-way, shutting-in facilities for repair or maintenance, strike, lock out, activities of a combination of workmen or other labor difficulties, wars, insurrection, riot, or any other cause not reasonably within the control of the party claiming force majeure.

“Good and Defensible Title” means title that is free from reasonable doubt to the end that a prudent Person engaged in the business of purchasing, owning, developing, exploring, and operating producing oil and gas properties in the geographical areas in which such properties are located, with knowledge of all the facts and their legal significance, would be willing to accept the same. Without limiting the generality of the foregoing, Good and Defensible Title means, with respect to each Oil and Gas Interest: (i) title sufficient to entitle HPC or HHEC, as applicable, to receive not less than the net revenue interest set forth for such Oil and Gas Interest in the NSAI Reserve Report, (ii) obligates HPC or HHEC to pay costs and expenses related to such Oil and Gas Interest no more than the working interest set forth for such Oil and Gas Interest in the NSAI Reserve Report, and (iii) is free and clear of Liens other than Permitted Liens.

“Governing Documents” means the documents governing the formation and operation of an entity, including (a) in the instance of a corporation, the articles/certificate of incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

“Gross Merger Consideration” means the sum of the Gross HPC Merger Consideration and the Gross Hassie Merger Consideration.

“Hassie Companies Spin-Off Agreement” means the Hassie Companies Spin-Off Agreement pursuant to which HHEC will effect the HHEC Spin-Off and HHPC will effect the HHPC Spin-Off, a copy of which is included in the VDR.

“Hassie Deal Costs” means the transaction costs allocated to the Hassie Companies in accordance with the HPC-Hassie Process Agreement.

“Hassie Merger Agreement” means the Hassie Companies Agreement and Plan of Merger effecting the Initial Hassie Merger, in substantially the form attached hereto as Exhibit A.

“Hazardous Materials” means (a) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under CERCLA or any Environmental Law, (b) any Hydrocarbons, petroleum or petroleum products, (c) radioactive materials, urea formaldehyde, asbestos and PCBs, and (d) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.

“Hedge” means any future derivative, swap, collar, put, call, cap, option, forward purchase or sale transaction, fixed price contract or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities, including Hydrocarbons or securities, and any related credit support agreement, collateral, transportation or other similar arrangements related to such transactions, to which HPC, HHEC, HHPC or any Subsidiary of HPC is bound.

“HHEC SpinCo” means HHEC SpinCo, LLC, a Delaware limited liability company formed by HHEC to effect the HHEC Spin-Off.

“HPC Common Stock” means the common stock of HPC.

“HPC Deal Costs” means the transaction costs allocated to HPC in accordance with the Other Hunt Entities Agreement.

“HPC-Hassie Process Agreement” means the agreement, dated as of March 14, 2008, among HPC and the Hassie Companies, pursuant to which they agreed to pursue the process which resulted in this Agreement, a copy of which is included in the VDR.

“HPC Real Estate Spin-Off Agreement” means the HPC Real Estate Spin-Off Agreement entered into by HPC, HDC, GPC, DFS and the stockholders of HPC, pursuant to which HPC will effect the HPC Real Estate Spin-Off, a copy of which is included in the VDR.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Hunt Entities” means HPC, the Hassie Companies, Hassie and HPC Holdco.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom, including coalbed gas and carbon dioxide, and all other minerals of every kind and character that may be covered by or included in or attributable to any of the properties of HPC, HHEC or HHPC.

“Income Tax Basis” means HPC Income Tax Basis, HHEC Income Tax Basis or HHPC Income Tax Basis, as applicable.

“Indemnification Agreement” means the Indemnification Agreement among Parent and the Stockholders in substantially the form of Exhibit D.

“IRS” means the Internal Revenue Service.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually known to (a) in the case of a Person who is an individual, such Person or (b) in the case of a Person (other than HPC, HHEC, HHPC or Hassie) which is an entity, an executive officer of such entity.

“Knowledge of the Indicated Persons” means, with respect to HPC, the Hassie Companies or any Subsidiary of HPC, the Knowledge of the individuals identified in Section 1.1 of the Disclosure Schedule.

“Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Letter of Transmittal” means the letter of transmittal in substantially the form of Exhibit C.

“Lien” means any lien, encumbrance, mortgage, security interest, pledge, right-of-way, easement or encroachment of any kind.

“LTIP” means HPC’s Amended and Restated Long-Term Incentive Plan.

“Material Adverse Effect” means any change, event, circumstance or development that has or would have a material adverse effect on the business, financial condition or results of operations of HPC, HHEC, HHPC and HPC’s Subsidiaries, taken as a whole, or the ability of HPC, HHEC and HHPC to consummate the Mergers, other than any effect to the extent resulting from (a) general economic conditions (or changes in such conditions) in the United States or conditions in the global economy generally that do not affect HPC, HHEC, HHPC and HPC’s Subsidiaries, taken as a whole, disproportionately when considered in the context of the oil and gas exploration and production industry generally, (b) conditions (or changes in such conditions) generally affecting the oil and gas industry that do not affect HPC, HHEC, HHPC and HPC’s Subsidiaries, taken as a whole, disproportionately, (c) conditions (or changes in such conditions) in the financial markets, credit markets or capital markets in the United States or any other country or region, including (i) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region, (d) conditions directly resulting from the announcement of this Agreement or the pendency or consummation of the transactions (other than the Internal Reorganizations) contemplated hereby, (e) any actions taken or omitted to be taken by or at the request or with the written consent of Parent or the Merger Subs, (f) any changes in any Laws or any accounting regulations or principles that do not affect HPC, HHEC, HHPC and HPC’s Subsidiaries, taken as a whole, disproportionately when considered in the context of the oil and gas exploration and production industry generally, or (g) any failure by HPC, HHEC or HHPC to meet their internal budgets, plans or forecasts of their revenues, earnings or other financial performance or results of operations; provided, however, that the facts underlying such failures, and the underlying cause(s) of such failures, may be considered for purposes of determining whether a Material Adverse Effect has occurred.

“Net Revenue Interest” with respect to any Reserve Report Interest means the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Reserve Report Interest, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by, or payable out of production therefrom.

“Oil and Gas Interests” means interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profits interests and other non-working interests and non-operating interests, Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, Permits, leases and other interests associated with, appurtenant to or necessary for the operation of any of the foregoing, and all interests in Fixtures, Facilities or Equipment associated with, appurtenant to or necessary for the operation of any of the foregoing.

“Other Hunt Entities” means, collectively, Margaret Hunt Trust Estate, MHTE Petroleum Limited Partnership, Haroldson L. Hunt, Jr. Trust Estate, HLHTE Petroleum

Limited Partnership, Lyda Hunt – Margaret Trusts – Lyda Hill, Lyda Hunt – Margaret Trusts – Al G. Hill, Jr., Lyda Hunt – Margaret Trusts – Alinda Hunt Hill, AGH Energy, LLC, Wikerts, L.P. and Bushhill, L.P.

“Other Hunt Entities Agreement” means the agreement, dated as of March 14, 2008, pursuant to which HPC will acquire the O&G Interests, a copy of which is included in the VDR.

“Parent Common Stock” means the common stock of Parent.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions and other authorizations of or from Governmental Entities.

“Permitted Liens” means as of the date of this Agreement and the Closing Date (a) Liens for Taxes which are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Interests, which obligations are not yet due and pursuant to which HPC or the applicable Hassie Company is not in default, (c) mechanic’s and materialman’s Liens relating to the Oil and Gas Interests which are not yet delinquent, (d) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not materially affect the value of any property encumbered thereby or the ability to operate same in the manner operated prior to the date hereof, (e) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained routinely and subsequent to such sale or conveyance, (f) preferential rights to purchase and consent to transfer requirements of any Person not triggered by the consummation of the transactions contemplated by this Agreement, (g) preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, (h) easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties, to the extent such matters do not materially interfere with operations on the affected Property, (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable Laws, rules and orders of any Governmental Entity, (j) conventional rights of reassignment actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights, and (k) any third party consent applicable to one or more of the transactions contemplated by this Agreement in which the document describing such consent (i) states that such consent cannot be unreasonably withheld, conditioned or delayed (or words similar thereto) and (ii) does not contain a provision stating that failure to obtain such consent renders either the document or such applicable transaction or the underlying interest void (or words similar thereto).

“Person” means any individual, estate, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, Governmental Entity or other entity.

“Proceedings” means all proceedings, actions, audits, claims, demands, suits, investigations and inquiries, whether civil, criminal, administrative or investigative, by or before any arbitrator or Governmental Entity.

“Properties” means the Oil and Gas Interests and the Fixtures, Facilities and Equipment of HPC and the Hassie Companies.

“Remediation” means, with respect to an Environmental Defect, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Defect.

“Remediation Amount” means, with respect to an Environmental Defect, the present value as of the Effective Time (using an annual discount rate of 10%) of the cost (net to the Reserve Report Interest of HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable) of the most cost effective Remediation of such Environmental Defect.

“Sellers’ Representative” means the individual designated and acting as such pursuant to the HPC-Hassie Process Agreement.

“Stockholders” means, collectively, all of the holders of HPC Holdco Common Stock and Hassie Common Stock, in each case outstanding immediately prior to the Effective Time.

“Subsidiary” means, with respect to any Person, (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person and/or by one or more other Subsidiaries of such Person, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person and/or one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company and (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, and/or one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” means any proposal made by a third party (a) pursuant to which any Person (or group of Persons) (other than Parent or its Affiliates) acquires or would acquire, through a merger, share exchange, consolidation, sale of assets, sale of shares of capital stock, business combination, recapitalization or other similar transaction, control of assets (including for this purpose the outstanding equity securities of HPC, HHEC, HHPC or any Subsidiary of HPC, or of the entity surviving any merger or business combination including HPC, HHEC, HHPC or any Subsidiary of HPC) of HPC, HHEC, HHPC or any Subsidiary of HPC representing more than 60% of the book value of all the assets or net revenues of HPC, HHEC, HHPC and HPC’s Subsidiaries, taken as a whole, immediately prior to such transaction and (b) which is otherwise on terms which the board of directors of HPC determines would result in a transaction that is more favorable, from a financial point of view, to the stockholders of HPC and the Hassie Companies than the Mergers.

“Surviving Agreements” means the Letters of Transmittal, the Indemnification Agreement, the HPC Real Estate Spin-Off Agreement, the Hassie Companies Spin-Off Agreement, the Other Hunt Entities Agreement and the HPC-Hassie Process Agreement.

“Tax” or “Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including deposits and estimated payments thereof, withholding with respect thereto and any interest, penalties, or additions attributable thereto.

“Title Benefit” means any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, in any Reserve Report Interest (or the specified zones therein) above that set forth for such Reserve Report Interest in the NSAI Reserve Report to the extent that same does not cause a greater than proportionate increase in the Working Interest therein of HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, above that set forth for such Reserve Report Interest in the NSAI Reserve Report and (b) to decrease the Working Interest of HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, in any Reserve Report Interest (or the specified zones therein) below that shown for such Reserve Report Interest (or the specified zones therein) in the NSAI Reserve Report to the extent that same causes a decrease in the Working Interest of HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, that is proportionately greater than the decrease in the Net Revenue Interest therein of HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, below that set forth in the NSAI Reserve Report.

“Tax Return” means any return, report or information statement, including any related or supporting information, with respect to Taxes.

“Title Defect” means any Lien, defect, or other matter that results in the failure of HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, to have Good and

Defensible Title in and to the Reserve Report Interests as of the Effective Time, provided that the following will not be considered Title Defects:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Parent provides affirmative evidence that such failure or omission has resulted in another Person’s valid claim of title to the relevant Reserve Report Interest;

(b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c) defects arising out of lack of corporate or other entity authorization unless Parent provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s valid claim of title to the relevant Reserve Report Interest;

(d) defects based on a gap in the chain of title of HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, in the records of the Bureau of Land Management or Minerals Management Services as to federal leases, in the state’s records as to state leases, or in the county records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents will be included in a Title Defect Notice; and

(e) defects that have been cured by applicable Laws of limitations or prescription.

“Transaction Holdback Amount” has the meaning given to that term in the Other Hunt Entities Agreement.

“VDR” means the electronic data room made available to Parent prior to the execution of this Agreement.

“Wells” means a well for the purpose of producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons, in which HPC, HHEC, HHPC or any of HPC’s Subsidiaries has an interest.

“Working Interest” with respect to any Reserve Report Interest means the interest in and to such Reserve Report Interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Reserve Report Interest, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

(b) The following terms have the meanings specified in the indicated Sections:

Term	Section

Agreement	Preamble
AJCA	3.17(g)
Alternative Proposal	6.10
Alternative Transaction	6.10
Bankruptcy Exception	3.3
Business	Recital A
Certificates of Merger	Exhibit B, 1.2
Closing	2.4
Closing Date	2.4
Closing Statement	2.3(a)
Consent	3.5
Cure Period	6.12(d)
DBERR	3.5
Delaware Secretary of State	Exhibit B, 1.2
DFS	Recital C
DGCL	Recital D
Disputed Amounts	6.16
Effective Time	Exhibit B, 1.2
Employee Benefit Plans	3.17(c)
Environmental Arbitrator	6.15(e)
Environmental Claim Date	6.15(b)
Environmental Defect Notice	6.15(b)
ERISA	3.17(c)
Exchange Act	4.8(a)
GAAP	4.8(b)
GPC	Recital C
Gross Hassie Merger Consideration	2.2(b)
Gross HPC Merger Consideration	2.2(a)
Hassie	Recital C
Hassie Certificate of Merger	Exhibit B, 1.2
Hassie Common Stock	3.7(b)
Hassie Companies	Preamble
HPC Reorg Sub	Recital C
Hassie Merger	Recital D
Hassie Merger Sub	Preamble
Hassie Surviving Corporation	Recital D
HDC	Recital C
HHEC	Preamble
HHEC Audited Financial Statements	3.8(b)
HHEC Financial Statements	3.8(b)
HHEC Income Tax Basis	3.8(b)
HHEC Interim Financial

Term	Section

Statements	3.8(b)
HHEC Spin-Off	Recital C
HHPC	Preamble
HHPC Audited Financial Statements	3.8(c)
HHPC Financial Statements	3.8(c)
HHPC Income Tax Basis	3.8(c)
HHPC Interim Financial Statements	3.8(c)
HHPC Spin-Off	Recital C
HPC	Preamble
HPC Audited Financial Statements	3.8(a)
HPC Certificate of Merger	Exhibit B, 1.2
HPC Financial Statements	3.8(a)
HPC/Hassie Termination Date	8.1(c)
HPC Income Tax Basis	3.8(a)
HPC Interim Financial Statements	3.8(a)
HPC Holdco	Recital C
HPC Holdco Common Stock	2.2(a)
HPC Merger	Recital D
HPC Merger Sub	Preamble
HPC Real Estate Spin-Off	Recital C
HPC Reorganization	Recital C
HPC Reorg Sub	Recital C
HPC Surviving Corporation	Recital D
Hunt Securities	3.7(c)
Individual Environmental Threshold	6.15(d)
Individual Title Defect Threshold	6.12(j)
Initial Hassie Merger	Recital C
Internal Reorganizations	Recital C
Material Contracts	3.13(a)
Measurement Date	3.2
Mergers	Recital D
Merger Subs	Preamble
Names	6.11
Net Hassie Merger Consideration	2.3(a)
Net HPC Merger Consideration	2.3(a)
No-Shop Termination Date	6.10(a)
NSAI	3.14(b)
NSAI Reserve Report	3.14(b)
Number of Outstanding Hassie Shares	2.3(c)
Number of Outstanding HPC

Term	Section

Holdco Shares	2.3(c)
O&G Interests	Recital C
O&G Roll-Up	Recital C
O&G Roll-Up Price	Recital C
Parent	Preamble
Parent SEC Reports	4.8(a)
Parent Termination Date	8.1(d)
PBGC	3.17(d)
Plan of Merger	Recital D
Reserve Report Interests	3.14(a)
SEC	4.8(a)
Securities Act	4.8(a)
Shelf Registration Statement	6.3(d)
Sig Page	Preamble
Subsidiary Securities	3.6(c)
Surviving Corporations	Recital D
Title Benefit Amount	6.12(f)
Title Benefit Notice	6.12(c)
Title Claim Date	6.12(a)
Title Defect	6.12(e)
Title Defect Amount	6.12(e)
Title Defect Notice	6.12(b)
Title Defect Property	6.12(b)

1.2 References and Construction. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Sections of the Disclosure Schedule, such reference will be to an Article, Section, Exhibit or Section of the Disclosure Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (iv) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. The Disclosure Schedule, as well as all Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

II. THE MERGERS

2.1 The Mergers. On the terms and subject to the conditions hereof, the parties specified therein will effect the Mergers in accordance with the Plan of Merger.

2.2 Merger Consideration. At the Closing:

(a) Parent will, or will cause the HPC Surviving Corporation to, pay and deliver for distribution to the holders of common stock of HPC Holdco (“HPC Holdco Common Stock”) an aggregate amount equal to $2,178,800,000 in cash and 19,693,000 shares of Parent Common Stock (the “Gross HPC Merger Consideration”), such consideration to be remitted and delivered as provided in Section 2.3; and

(b) Parent will, or will cause the Hassie Surviving Corporation to, pay and deliver for distribution to the holder of Hassie Common Stock an aggregate amount equal to $421,200,000 in cash and 3,807,000 shares of Parent Common Stock (the “Gross Hassie Merger Consideration”), such consideration to be remitted and delivered as provided in Section 2.3.

2.3 Mechanics of Payment. (a) Prior to remitting the Gross HPC Merger Consideration or the Gross Hassie Merger Consideration to the Stockholders of, respectively, HPC Holdco and Hassie, the cash portions thereof will be reduced by the amount of the O&G Roll-Up Price and the HPC Deal Costs (in the case of the Gross HPC Merger Consideration) and the Hassie Deal Costs (in the case of the Gross Hassie Merger Consideration), which will be paid at Closing by the Parent or the Surviving Corporations at the direction of Sellers’ Representative and for the account of HPC and Hassie to the parties entitled thereto in accordance with the Other Hunt Entities Agreement and the HPC-Hassie Process Agreement. Such determination will be as set forth in a closing statement (the “Closing Statement”) delivered by HPC to Parent not later than the Business Day prior to Closing, whereupon without further action, (i) the cash portion of the Gross HPC Merger Consideration will be reduced by an amount equal to the aggregate amount of the O&G Roll-Up Price and the HPC Deal Costs and (ii) the cash portion of the Gross Hassie Merger Consideration will be reduced by an amount equal to the amount of the Hassie Deal Costs. The Gross HPC Merger Consideration and the Gross Hassie Merger Consideration, as so reduced, are hereafter referred to, respectively, as the “Net HPC Merger Consideration” and the “Net Hassie Merger Consideration.” None of Parent or the Hunt Entities will have any liability or obligation in respect of the reduction of the Gross HPC Merger Consideration or the Gross Hassie Merger Consideration, the distribution thereof or any other matters based upon or related to the Other Hunt Entities Agreement or the HPC-Hassie Process Agreement.

(b) Following the reductions contemplated by Section 2.3(a), at the Closing:

(i) Parent will cause the Surviving Corporations to pay, by bank wire transfer of immediately available funds to accounts designated for such purpose by Sellers’ Representative, the amount of the O&G Roll-Up Price (less the Transaction Holdback Amount, if any), the HPC Deal Costs and the Hassie Deal Costs as set forth in the Closing Statement as aforesaid;

(ii) Subject to Section 2.3(c), Parent will cause the Surviving Corporations to (A) pay to the holders of HPC Holdco Common Stock, by bank wire transfer of immediately available funds, an amount equal to the cash portion of the Net HPC Merger Consideration and (B) issue and deliver to the holders of HPC Holdco Common Stock the shares of Parent Common Stock comprising a portion of the Net HPC Merger Consideration;

(iii) Subject to Section 2.3(c), Parent will cause the Surviving Corporations to (A) pay to the holder of Hassie Common Stock, by bank wire transfer of immediately available funds, an amount equal to the cash portion of the Net Hassie Merger Consideration and (B) issue and deliver to the holder of Hassie Common Stock the shares of Parent Common Stock comprising a portion of the Net Hassie Merger Consideration;

(iv) The cash portion of the Gross HPC Merger Consideration will be decreased by the amount by which the aggregate Title Defect Amount exceeds the Aggregate Title Deductible, if any, multiplied by a fraction, the numerator of which is the aggregate Title Defect Amount for all Title Defects which are attributable to Reserve Report Interests owned by HPC and its Subsidiaries, and the denominator of which is the aggregate Title Defect Amount for all Title Defects;

(v) The cash portion of the Gross Hassie Merger Consideration will be decreased by the amount by which the aggregate Title Defect Amount exceeds the Aggregate Title Deductible, if any, multiplied by a fraction, the numerator of which is the aggregate Title Defect Amount for all Title Defects which are attributable to Reserve Report Interests owned by the Hassie Companies, and the denominator of which is the aggregate Title Defect Amount for all Title Defects;

(vi) The cash portion of the Gross HPC Merger Consideration will be decreased by the amount by which the aggregate Environmental Remediation Amount exceeds the Aggregate Environmental Deductible, if any, multiplied by a fraction, the numerator of which is the aggregate Environmental Remediation Amount for all Environmental Defects which are attributable to Reserve Report Interests owned by HPC and its Subsidiaries, and the denominator of which is the aggregate Environmental Remediation Amount for all Environmental Defects;

(vii) The cash portion of the Gross Hassie Merger Consideration will be decreased by the amount by which the aggregate Environmental

Remediation Amount exceeds the Aggregate Environmental Deductible, if any, multiplied by a fraction, the numerator of which is the aggregate Environmental Remediation Amount for all Environmental Defects which are attributable to Reserve Report Interests owned by the Hassie Companies, and the denominator of which is the aggregate Environmental Remediation Amount for all Environmental Defects;

(viii) The cash portion of the Gross HPC Merger Consideration will be decreased by the amount, if any, by which the aggregate amount of the payments related to the items set forth on Section 2.3(b)(vi) of the Disclosure Schedule exceed $232,000,000, such excess amount multiplied by a fraction, the numerator of which is Gross HPC Merger Consideration and the denominator of which is the Gross Merger Consideration;

(ix) The cash portion of the Gross Hassie Merger Consideration will be decreased by the amount, if any, by which the aggregate amount of the payments related to the items set forth on Section 2.3(b)(vi) of the Disclosure Schedule exceed $232,000,000, such excess amount multiplied by a fraction, the numerator of which is Gross Hassie Merger Consideration and the denominator of which is the Gross Merger Consideration; and

(x) The cash portion of the Gross HPC Merger Consideration will be decreased by the amount, if any, by which any cash dividend paid by HPC or HPC Holdco to its stockholders exceeds $30,000,000, and the cash portion of the Gross Hassie Merger Consideration will be decreased by the amount of any cash dividend paid by the Hassie Companies or Hassie to their stockholder.

(c) Parent’s obligation under Section 2.3(b) will be conditioned on its receipt, at or prior to the Closing, of stock certificates representing shares of HPC Holdco Common Stock or Hassie Common Stock, as the case may be, accompanied by duly executed Letters of Transmittal. Payment of such amounts will be made to the accounts specified in the relevant Letter of Transmittal. The amount to be paid to each Stockholder will be determined by dividing the Net HPC Merger Consideration and the Net Hassie Merger Consideration by the Number of Outstanding HPC Holdco Shares and the Number of Outstanding Hassie Shares, as applicable, and multiplying such amount by the number of shares represented by each share certificate duly delivered to Parent as herein contemplated. For purposes of this Agreement, the “Number of Outstanding HPC Holdco Shares” equals 1,268 and the “Number of Outstanding Hassie Shares” equals 100,000, provided, however, that, upon notice given by the Sellers’ Representative to Parent prior to the Closing, such numbers will be equitably adjusted to reflect any stock dividend, split, recapitalization or other change in the capitalization of HPC, HPC Holdco or Hassie, as the case may be.

(d) In addition to the payments contemplated in Section 2.3(b), at the Closing, Parent will cause the Surviving Corporations to pay:

(i) the Transaction Holdback Amount, if any, as set forth in the Closing Statement, to accounts designated for such purpose by HPC;

(ii) the amounts due under the credit facilities specified in Section 2.3 of the Disclosure Schedule, as set forth in the Closing Statement; and

(iii) the payments contemplated by Sections 6.7(a)-(d) of the Disclosure Schedule, as set forth in the Closing Statement.

2.4 Closing Matters. (a) The closing of the Mergers (the “Closing”) will take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas, (i) on September 3, 2008, if all conditions set forth in Article VII (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied or waived at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of such conditions) have been satisfied or waived as of September 3, 2008 or (ii) if all such conditions are not satisfied or waived as of September 3, 2008, on a date agreed to by HPC and Parent, which date will be as promptly as practicable, but in any event not more than five Business Days after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied or waived at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of such conditions), or (iii) at such other location, date and time as the parties may agree. At the Closing, the parties specified in the Plan of Merger will take or cause to be taken the actions therein specified and Section 2.4(b) and Section 2.4(c) will apply. The date on which the Closing occurs is referred to as the “Closing Date.”

(b) Closing Deliveries by the Hunt Entities. At the Closing, the appropriate Hunt Entity, will deliver or cause to be delivered to Parent the following:

(i) Pre-Closing Transactions. Evidence reasonably acceptable to Parent that each of the Internal Reorganizations has been completed, in each instance on the terms herein provided;

(ii) Resignations. Written resignations, effective immediately after the Effective Time, of the directors or managers of HPC Holdco, Hassie and each Subsidiary of HPC Holdco;

(iii) Officer’s Certificate. A certificate, dated as of the Closing Date, duly executed on behalf of each of HPC and Hassie in the form described in Section 7.2(c); and

(iv) Indemnification Agreement. The Indemnification Agreement, duly executed on behalf of HPC, Hassie and the Stockholders.

(c) Closing Deliveries by Parent and the Merger Subs. At the Closing, Parent and the Merger Subs, as appropriate, will deliver to HPC and Hassie the following:

(i) Merger Consideration. Subject to Section 2.3, evidence of wire transfers and deliveries, as the case may be, of the O&G Roll-Up Price, the HPC Deal Costs, the Hassie Deal Costs, the Net HPC Merger Consideration, the Net Hassie Merger Consideration and the amounts to be paid pursuant to Section 2.3(d);

(ii) Officer’s Certificate. A certificate, dated as of the Closing Date, duly executed on behalf of Parent and each Merger Sub in the form described in Section 7.3(c); and

(iii) Indemnification Agreement. The Indemnification Agreement, duly executed on behalf of Parent.

2.7. Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock, the stock portions of the Gross HPC Merger Consideration and the Gross Hassie Merger Consideration will be adjusted accordingly to provide to the Stockholders the same economic effect as contemplated by this Agreement prior to such event.

III. REPRESENTATIONS AND WARRANTIES OF

HPC AND THE HASSIE COMPANIES

Except as set forth in the Disclosure Schedule, HPC and the Hassie Companies, as applicable, hereby represent and warrant to Parent and the Merger Subs as follows:

3.1 Organization and Standing. As of the date hereof, each of HPC, HHEC and HHPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as presently being conducted. As of the Closing Date, each of HPC Holdco and Hassie will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and will have the requisite corporate power and authority to carry on its business as being conducted. As of the Closing Date, HPC will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and will have the requisite power and authority to carry on its business as being conducted. Each of HPC, HHEC and HHPC is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its Business or the ownership or leasing of its properties makes such qualification or licensing necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

3.2 Governing Documents. Copies of the Governing Documents of each of HPC, HHEC and HHPC and each Subsidiary of HPC set forth on Section 3.6(a) of the Disclosure Schedule, as amended through the date on which this Agreement was executed (the “Measurement Date”), were made available in the VDR and remain in full force and effect. To the Knowledge of the Indicated Persons, no action has been taken or omitted to be taken by HPC, HHEC, HHPC or any Subsidiary of HPC other than as permitted by the Governing Documents.

3.3 Power and Authority; Valid and Binding Agreement. (a) Each of HPC, HHEC and HHPC has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by each of HPC, HHEC and HHPC and the consummation by the Hunt Entities of the Mergers and the other transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of each of HPC, HHEC and HHPC and no additional corporate proceedings on the part of HPC, HHEC or HHPC are necessary to authorize this Agreement or the consummation of the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of HPC, HHEC and HHPC and, assuming the due authorization, execution and delivery by Parent and the Merger Subs, constitutes a legal, valid and binding obligation of each of HPC, HHEC and HHPC, enforceable against each of HPC, HHEC and HHPC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity) (such exception, the “Bankruptcy Exception”).

(b) The stockholders of HPC and Hassie have unanimously approved the adoption of this Agreement and each such stockholder has irrevocably waived all rights to appraisal it would otherwise have under Section 262 of the DGCL in respect of this Agreement and the transactions contemplated hereby, including the Mergers.

3.4 Non-Contravention. The execution and delivery of this Agreement by each of HPC, HHEC and HHPC and the consummation by the Hunt Entities of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of any of the Hunt Entities’ Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any Material Contract, (c) result in the creation or imposition of any Lien on any of the properties or other assets of any Hunt Entity or any Subsidiary of HPC, or (d) assuming compliance with the matters referred to in Section 3.5, violate any applicable Law binding upon any Hunt Entity, except in the case of each of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, creations or impositions of Liens that would not have, individually or in the aggregate, a Material Adverse Effect.

3.5 Required Government Approvals. No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Entity is required on the part of any Hunt Entity in connection with the execution, delivery by HPC, HHEC and HHPC, respectively, of this Agreement and the consummation by the Hunt Entities of the transactions contemplated hereby, except (a) the filing and recordation of the Certificates of Merger with the Delaware Secretary of State and such filings with Governmental Entities as are necessary to satisfy the applicable Laws of jurisdictions in which the Hunt Entities or HPC’s Subsidiaries are qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (c) Consents from the Department of Business Enterprise and Regulatory Reform of the United Kingdom (“DBERR”), and (d) such other Consents the failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect.

3.6 Subsidiaries. (a) Section 3.6(a) of the Disclosure Schedule sets forth a complete and correct list of the name, jurisdiction of organization, authorized and outstanding capitalization and schedule of stockholders of each Subsidiary of HPC, giving effect to the Internal Reorganizations. Neither HHEC nor HHPC has any Subsidiaries. As of the Closing Date, HPC Holdco will have no Subsidiaries other than HPC and the Subsidiaries of HPC. HPC Holdco will be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and as of the Effective Time will not have engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

(b) All of the outstanding shares of capital stock of, or other equity or voting interest in, each Subsidiary listed in Section 3.6(a) of the Disclosure Schedule, and as of the Closing Date, all of the equity or voting interest in each Subsidiary of HPC Holdco (i) have been or will have been duly authorized and validly issued and fully paid and nonassessable and (ii) owned, directly or indirectly, by HPC or HPC Holdco, free and clear in each case of all Liens other than Permitted Liens and free of any other restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest.

(c) There are no outstanding (i) securities of any Subsidiary of HPC convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of HPC, (ii) options, warrants, rights or other commitments or agreements to acquire from any Subsidiary of HPC, or that obligate any Subsidiary of HPC, to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Subsidiary, (iii) obligations of any Subsidiary of HPC, to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of HPC, are referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of HPC to make any payments based on the price or value of any shares of any Subsidiary of HPC. There are no outstanding agreements of any kind which obligate any Subsidiary of HPC to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.7 Capitalization. (a) The authorized capital stock of HPC consists of 2,000 shares of HPC Common Stock. As of the Measurement Date, 1,268 shares of HPC Common Stock were issued and outstanding and no shares of HPC Common Stock were held by HPC as treasury shares. As of immediately prior to the Effective Time, the authorized capital stock of HPC Holdco will consist of 2,000 shares of HPC Holdco Common Stock, 1,268 shares of HPC Holdco Common Stock will be issued and outstanding and no shares of HPC Holdco Common Stock will be held by HPC Holdco as treasury shares. Since the Measurement Date, HPC has not issued any shares. All outstanding shares of HPC Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and as of immediately prior to the Effective Time all outstanding shares of HPC Holdco Common Stock will be duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Immediately prior to the Effective Time, the authorized capital stock of Hassie will consist of 100,000 shares of Class A Common Stock, and 100,000 shares of Class B Common Stock, (collectively, the “Hassie Common Stock”). As of immediately prior to the Effective Time, 100,000 shares of Hassie Class A Common Stock will be issued and outstanding and 100,000 shares of Hassie Class B Common Stock will be held by Hassie as treasury shares. As of immediately prior to the Effective Time, all outstanding shares of Hassie Common Stock will be duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(c) Except as set forth in this Section 3.7, as of immediately prior to the Effective Time there will be (i) no outstanding shares of capital stock of, or other equity or voting interest in the Hunt Entities, (ii) no outstanding securities of any Hunt Entities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Hunt Entities, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from any Hunt Entity, or that obligate any Hunt Entity to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Hunt Entity, and (iv) no obligations of any Hunt Entity to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Hunt Entity (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Hunt Entities, are referred to collectively as “Hunt Securities”). There are no outstanding agreements of any kind that obligate any Hunt Entity or any Subsidiary of HPC to repurchase, redeem or otherwise acquire any Hunt Securities.

(d) No Hunt Entity or any Subsidiary of HPC is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Hunt Securities.

3.8 Financial Statements. (a) HPC has furnished or made available to Parent complete and correct copies of the (i) audited consolidated balance sheet of HPC and its Subsidiaries as of December 31, 2007, and the related audited statements of operations, stockholders’ equity and cash flows for the year then ended, and the notes and schedules thereto (the “HPC Audited Financial Statements”), including the report thereon of KPMG, independent certified public accountants, and (ii) the unaudited consolidated balance sheet of HPC and its Subsidiaries as of March 31, 2008, and the related unaudited statements of operations, stockholders’ equity and cash flows for the three-month period then ended (the “HPC Interim Financial Statements” and, collectively with the HPC Audited Financial Statements, the “HPC Financial Statements”). The HPC Financial Statements (x) have been prepared from the books and records of HPC and its consolidated Subsidiaries on the basis of accounting principles used by HPC for federal income tax purposes as described in Note 2 to the HPC Audited Financial Statements (“HPC Income Tax Basis”) applied on a consistent basis throughout the periods involved (except that the HPC Interim Financial Statements do not contain all footnotes or other textual disclosures required by HPC Income Tax Basis and are subject to normal year-end adjustments) and (y) present fairly in all material respects the assets, liabilities and stockholders’ equity of HPC and its consolidated Subsidiaries as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows for the periods indicated.

(b) HHEC has furnished or made available to Parent complete and correct copies of the (i) audited balance sheet of HHEC as of December 31, 2007, and the related audited statements of operations, stockholder’s equity and cash flows for the year then ended, and the notes and schedules thereto (the “HHEC Audited Financial Statements”), including the report thereon of KPMG, independent certified public accountants, and (ii) the unaudited balance sheet of HHEC as of March 31, 2008 and the related unaudited statements of operations, stockholder’s equity and cash flows for the three-month period then ended (the “HHEC Interim Financial Statements” and, collectively with the HHEC Audited Financial Statements, the “HHEC Financial Statements”). The HHEC Financial Statements (x) have been prepared from the books and records of HHEC on the basis of accounting principles used by HHEC for federal income tax purposes as described in Note 2 to the HHEC Audited Financial Statements (“HHEC Income Tax Basis”) applied on a consistent basis throughout the periods involved (except that the HHEC Interim Financial Statements do not contain all footnotes or other textual disclosures required by HHEC Income Tax Basis and are subject to normal year-end adjustments) and (y) present fairly in all material respects the assets, liabilities and stockholder’s equity of HHEC as of the respective dates thereof and the results of operations, changes in stockholder’s equity and cash flows for the periods indicated.

(c) HHPC has furnished or made available to Parent complete and correct copies of the (i) audited balance sheet of HHPC as of December 31, 2007, and the related audited statements of operations, stockholder’s equity and cash flows for the year then ended, and the notes and schedules thereto (the “HHPC Audited Financial Statements”), including the report thereon of KPMG, independent certified public accountants, and (ii) the unaudited balance sheet of HHPC as of March 31, 2008, and the related unaudited statements of operations, stockholder’s equity and cash flows for the three-month period then ended (the “HHPC Interim Financial Statements” and, collectively with the HHPC Audited Financial Statements, the “HHPC Financial

Statements”). The HHPC Financial Statements (x) have been prepared from the books and records of HHPC on the basis of accounting principles used by HHPC for federal income tax purposes as described in Note 2 to the HHPC Audited Financial Statements (“HHPC Income Tax Basis”) applied on a consistent basis throughout the periods involved (except that the HHPC Interim Financial Statements do not contain all footnotes or other textual disclosures required by HHPC Income Tax Basis and are subject to normal year-end adjustments) and (y) present fairly in all material respects the assets, liabilities and stockholder’s equity of HHPC as of the respective dates thereof and the results of operations, changes in stockholder’s equity and cash flows for the periods indicated.

(d) The records, systems, controls, data and information of HPC, HHEC and HHPC are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HPC, except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on the system of internal controls over financial reporting described in the following sentence. To the Knowledge of the Indicated Persons, each of HPC, HHEC and HHPC have devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

3.9 No Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the HPC Audited Financial Statements, the HHEC Audited Financial Statements or the HHPC Audited Financial Statements, respectively, including the notes thereto, since December 31, 2007, none of HPC, HHEC or HHPC has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of HPC or a balance sheet of HHEC or HHPC prepared in accordance with Income Tax Basis, except for liabilities incurred in the ordinary course of business that would not have, individually or in the aggregate, a Material Adverse Effect.

3.10 Proceedings. There are no Proceedings pending or, to the Knowledge of the Indicated Persons, threatened, to which HPC, HHEC, HHPC, or any Subsidiary of HPC is a party that, if adversely decided, would have, individually or in the aggregate, a Material Adverse Effect. There are no Orders of any Governmental Entity outstanding against any of HPC, HHEC, HHPC or any Subsidiary of HPC that would have, individually or in the aggregate, a Material Adverse Effect.

3.11 Compliance with Laws; Permits. HPC, HHEC, HHPC and HPC’s Subsidiaries are in compliance with all applicable Laws except for such noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect. Each of HPC, HHEC and HHPC holds, to the extent legally required, all Permits that are required for the lawful operation of its Business as now conducted, except where the failure to hold any such Permit would not have, individually or in the aggregate, a

Material Adverse Effect, and there has not occurred any default under any such Permit, nor will one result from the execution of this Agreement or the Closing, except to the extent that such default would not have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding the foregoing, this Section 3.11 does not relate to Taxes and Environmental Laws which are addressed in Section 3.12 and Section 3.18, respectively.

3.12 Taxes. Each of HPC, HHEC, HHPC and each Subsidiary of HPC has duly filed (or had duly filed on its behalf) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or deposited or made provision for the payment or deposit of all Taxes that have been incurred or are due from them by federal, state, foreign or local Tax authorities other than (a) Taxes which are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established or (b) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not have, individually or in the aggregate, a Material Adverse Effect. Each of HPC, HHEC and HHPC has made all payments of estimated Taxes required by law for the 2007 and 2008 Tax years. The period (including any extensions) within which the IRS may assess federal income Taxes against HPC, HHEC, HHPC or any Subsidiary of HPC has closed with respect to all taxable years specified in Section 3.12 of the Disclosure Schedule and any liability with respect thereto has been satisfied. As of the date hereof, there is no pending audit or examination by any governmental authority relating to Taxes of HPC, HHEC, HHPC or any Subsidiary of HPC. There are no disputes pending, or claims asserted, for Taxes or assessments upon HPC, HHEC, HHPC or any Subsidiary of HPC, for which such party does not have adequate reserves that would have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, none of HPC, HHEC, HHPC and or any Subsidiary of HPC has (i) waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made, which waiver or extension is still outstanding or (ii) requested an extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed. None of HPC, HHEC, HHPC or any Subsidiary of HPC is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among HPC, HHEC, HHPC and each Subsidiary of HPC).

3.13 Material Contracts. (a) Section 3.13(a) of the Disclosure Schedule lists all of the following types of agreements (other than Employee Benefit Plans) to which HPC, HHEC, HHPC or any Subsidiary of HPC is a party or by which HPC, HHEC, HHPC, any Subsidiary of HPC or any of their respective properties or assets are bound, as of the date of this Agreement (collectively the “Material Contracts”):

(i) any indenture, mortgage, loan, credit or similar contract under which HPC, HHEC, HHPC or any Subsidiary of HPC has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, sold and leased back assets or guaranteed indebtedness for others;

(ii) any guarantee by HPC, HHEC, HHPC or any Subsidiary of HPC of any obligation of another Person or guaranty of any Hedge (excluding any such guaranty by HPC of any obligation or Hedge of any Subsidiary of HPC made in the ordinary course of business consistent with past practice);

(iii) except for joint operating agreements or commitments made pursuant to similar agreements or the North Sea exploration or production licenses, any agreement requiring expenditures after the date hereof in excess of $2,500,000 in any 12-month period;

(iv) any Hedge contract to which HPC, HHEC, HHPC or any Subsidiary of HPC is a party other than any such Hedge that expires by its terms on or before December 31, 2008;

(v) any joint development agreement, exploration agreement, or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements), or any other contract that purports to materially limit or restrict the right of HPC, HHEC, HHPC or any Subsidiary of HPC to engage or compete in the Business in any geographic area, other than joint ventures, confidentiality agreements or area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business;

(vi) any agreement that creates a partnership that is material to HPC and its Subsidiaries, taken as a whole, HHEC or HHPC;

(vii) any settlement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which HPC, HHEC, HHPC or any Subsidiary of HPC is subject involving future performance by HPC, HHEC, HHPC or any Subsidiary of HPC which is material to HPC and its Subsidiaries, taken as a whole, HHEC or HHPC;

(viii) any other contract (excluding any joint operating agreement or lease) the expiration or termination of which would have a Material Adverse Effect and that cannot be replaced on similar terms in the ordinary course of business of HPC, HHEC, HHPC or the applicable Subsidiary of HPC;

(ix) any tax partnership to which any of the Oil and Gas Interests are subject; and

(x) any production sales contract relating to the fields set forth in Section 3.13(a)(x) of the Disclosure Schedule that cannot be terminated upon no more than 180 calendar days written notice.

(b) Each Material Contract is valid and binding on HPC, the Subsidiary of HPC or the Hassie Company party thereto, in full force and effect and, to the Knowledge of the Indicated Persons, enforceable against the other parties thereto in accordance with its terms, subject to the Bankruptcy Exception. HPC, the Subsidiary of HPC or the Hassie Company party thereto has performed all material obligations and is not in breach or default under any Material Contract, other than those breaches or defaults that would not have, individually or in the aggregate, a Material Adverse Effect. No event has occurred with respect to any Material Contract which, after notice or lapse of time, or both, would constitute a default by HPC, the Subsidiary of HPC or the Hassie Company party thereto, or to the Knowledge of the Indicated Persons, any other party, that would have, individually or in the aggregate, a Material Adverse Effect.

(c) Except for the Surviving Agreements or rights to indemnity under Law or Governing Documents, as of immediately prior to the Effective Time, no Hunt Entity or any Subsidiary of HPC will be subject to any agreement or have any obligation to any Affiliate, Stockholder, director or officer of any such entity, or to any Other Hunt Entity.

3.14 Oil and Gas Interests; NSAI Reserve Report. (a) Other than goods and other property sold, used or otherwise disposed of since December 31, 2007 in the ordinary course of business, each of HPC, HHEC, HHPC and the Subsidiaries of HPC has Good and Defensible Title to all of the Oil and Gas Interests forming the basis for the reserves reflected in the NSAI Reserve Report and any addenda thereto (the “Reserve Report Interests”), and to all other properties, interests in properties and assets, real and personal, free and clear of any Lien other than Permitted Liens, and (ii) there is not, under any lease and other agreement pursuant to which HPC, HHEC, HHPC or any Subsidiary of HPC leases or otherwise acquires or obtains operating rights affecting any real or personal property, any existing event of default or event which with notice or lapse of time, or both, would constitute a default by HPC, HHEC, HHPC or any Subsidiary of HPC.

(b) HPC has made available to Parent a true and correct copy of the oil and gas reserve report dated March 13, 2008, including any addenda thereto, prepared by the engineering firm Netherland, Sewell & Associates, Inc. (“NSAI”) concerning the Oil and Gas Interests of HPC, the Other Hunt Entities, HHEC and HHPC as of December 31, 2007 (the “NSAI Reserve Report”). To the Knowledge of the Indicated Persons, the underlying factual information provided by HPC to NSAI in connection with the NSAI Reserve Report, to the extent it was relied upon by NSAI in the preparation of its report on the proved reserves of HPC, the Subsidiaries of HPC, the Other Hunt Entities, HHEC and HHPC, was at the time of delivery, correct in all material respects.

3.15 Intellectual Property. HPC, HHEC, HHPC and HPC’s Subsidiaries either own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same (copies of which have been included in the VDR, except for such of the foregoing as to which disclosure is prohibited by confidentiality obligations owed to third parties), except to the extent that the failure to have such licenses or other rights would not have, individually or in the aggregate, a Material Adverse Effect.

3.16 Insurance. Section 3.16 of the Disclosure Schedule sets forth all current policies of insurance owned or held by or maintained for the benefit of HPC, HHEC, HHPC or any Subsidiary of HPC. Such policies are in full force and effect and satisfy all requirements of applicable Laws and any agreements to which HPC, HHEC, HHPC or a Subsidiary of HPC is a party, except for such failures as would not have, individually or in the aggregate, a Material Adverse Effect.

3.17 Employee Related Matters. (a) Section 3.17(a) of the Disclosure Schedule lists all directors and officers of each Hunt Entity and each Subsidiary of HPC as of the date of this Agreement.

(b) There are no collective bargaining agreements to or by which any Hunt Entity or any Subsidiary of HPC is a party or is bound, and as of the date of this Agreement no collective bargaining agreement is being negotiated by any Hunt Entity or any Subsidiary of HPC. As of the date of this Agreement, there is no strike or work stoppage against any Hunt Entity or any Subsidiary of HPC pending or, to the Knowledge of the Indicated Persons, threatened that may interfere with the respective business activities of any Hunt Entity or any Subsidiary of HPC.

(c) Section 3.17(c) of the Disclosure Schedule lists all material employee benefit plans (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any other material employee benefit arrangements or payroll practices, COBRA insurance coverages, employment and/or consulting agreements, severance agreements, retention agreements, incentive programs or arrangements, sick leave, severance pay policies, plant closing benefits, salary continuation, disability, retirement, deferred compensation, bonus, stock purchase, stock appreciation, phantom stock, restricted stock or other equity compensation, change in control, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, maintained by any Hunt Entity or any Subsidiary of HPC or to which any Hunt Entity or any Subsidiary of HPC is obligated to make payments, or to which any Hunt Entity or any Subsidiary of HPC has any liability thereunder, in each case, for the benefit of any current or former employee or director of any Hunt Entity or any Subsidiary of HPC (hereinafter, the “Employee Benefit Plans”). None of the Employee Benefit Plans (i) is a multiemployer plan or multiple employer plan within the meaning of ERISA nor has any Hunt Entity or any Subsidiary of HPC made contributions or been required to make contributions to, or incurred liability or had benefits accrue under, a multiemployer plan or an employee pension plan subject to Section 412 of the Code within the last five years or (ii) provides medical or life insurance benefits following termination of employment to any Person following the Closing Date except as is required under Section 4980B of the Code or the full cost of which is borne by the employee or former employee (or any of their beneficiaries). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that might reasonably be expected to affect the qualified status of such Employee Benefit Plan.

(d) (i) none of the Hunt Entities or any Subsidiary of HPC has incurred any “accumulated funding deficiency” or “waived funding deficiency” under Title IV of ERISA or Section 412 of the Code and none of the Hunt Entities or any Subsidiary of HPC has ever sought to obtain any variance from the minimum funding standards pursuant to Section 412(d) of the Code, and (ii) no Proceeding has been initiated or, to the Knowledge of Indicated Persons, threatened by any Person (including the Pension Benefit Guaranty Corporation (“PBGC”)) to terminate any Employee Benefit Plan that is subject to Title IV of ERISA.

(e) No Employee Benefit Plan is (or has ever been) funded by, associated with or related to a “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code.

(f) Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i) all benefits due under each Employee Benefit Plan have been timely paid and there are no suits, actions, disputes, claims (other than routine uncontested claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of Indicated Persons, threatened, anticipated or expected with respect to any Employee Benefit Plans;

(ii) none of the Employee Benefit Plans or any related trust or other funding medium thereunder or any fiduciary thereof is the subject of an audit investigation or examination by a governmental or quasi-governmental agency;

(iii) no ERISA “pension plan,” as defined in Section 3(2) or ERISA (“ERISA Pension Plan”) has been completely or partially terminated or been the subject of a Reportable Event under ERISA Section 4043;

(iv) no proceeding by the PBGC to terminate any ERISA Pension Plan has been instituted, and none of the Hunt Entities or any Subsidiary of HPC have incurred any liability to the PBGC (other than the PBGC premiums, all of which have been timely paid) or otherwise under Title IV of ERISA with respect to any ERISA Pension Plan;

(v) all contributions and payments to or with respect to each Employee Benefit Plan have been timely made;

(vi) to the extent that any Hunt Entity or any Subsidiary of HPC has provided or is providing post-retirement medical benefits to employees and former employees and their dependents (other than coverage required by Section 4980B of the Code), such benefits may be amended or terminated at any time without liability other than for benefits accrued or claims incurred prior to such amendment or termination, subject however to satisfaction of such requirements or procedures required to effect such amendment or termination set forth in applicable plan documents and satisfaction of any applicable legal requirements, including any notice requirements imposed by ERISA;

(vii) no party dealing with any Employee Benefit Plan has engaged in any nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code;

(viii) the negotiation or consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee, director, consultant or officers of any Hunt Entity or any Subsidiary of HPC to severance pay, or any other payment from any Hunt Entity or any Subsidiary of HPC pursuant to any Employee Benefit Plan, (B) accelerate the time of distribution, payment or vesting, increase the amount of compensation or benefits due any such employee, director or officer, or result in the forgiveness of indebtedness for any such employee, director, or officer, or (C) trigger an obligation to fund benefits under any Employee Benefit Plan;

(ix) No payment or benefit which will or may be made by any Hunt Entity or any Subsidiary of HPC with respect to any current or former employee or any other “disqualified individual,” as such term is defined under Code Section 280G(c), will result in the payment of an amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” under Code Section 280G(b)(1);

(x) With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which is either currently or was within the last five years under common control with any Hunt Entity or any Subsidiary of HPC, as determined under Code Section 414 or ERISA Section 3(5), no event has occurred and no condition exists that after the Closing could subject Parent or the HPC Surviving Corporation directly or indirectly, to any liability (including liability under any indemnification agreement) under Section 413, 4971, 4975, or 4980B of the Code or Section 502 or 515 ERISA;

(xi) there is no contract, agreement, plan or arrangement to which any Hunt Entity or any Subsidiary of HPC is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code; and

(xii) the Hunt Entities and HPC’s Subsidiaries have administered and documented each Employee Benefit Plan (and if applicable, any related trust agreement, annuity or insurance contract) in compliance with such plan’s terms and applicable law in all material respects.

3.18 Environmental Matters. To the Knowledge of the Indicated Persons, (i) HPC, HHEC, HHPC and every Subsidiary of HPC are in compliance with all applicable Environmental Laws, (ii) there has been no release of any Hazardous Material by HPC, HHEC, HHPC or any Subsidiary of HPC, or Hazardous Materials released from any off-site locations due to arrangements for disposal at such off-site locations made by HPC, HHEC, HHPC or any Subsidiary of HPC or from any properties owned by HPC, HHEC, HHPC or any Subsidiary of HPC or as a result of any operations or activities of HPC, HHEC, HHPC or any Subsidiary of HPC that would reasonably be expected to give rise to any Environmental Liability, except for such matters that would not have, individually or in the aggregate, a Material Adverse Effect, (iii) since May 1, 2005, neither HPC, HHEC, HHPC nor any Subsidiary of HPC has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or in writing from any other Person asserting that HPC, HHEC, HHPC or any Subsidiary of HPC is a potentially responsible party under applicable Environmental Law or is in violation of, or liable under, any Environmental Law, and (iv) neither HPC, HHEC, HHPC, any Subsidiary of HPC, nor any of their respective properties or facilities are the subject of any enforcement action or other investigation by a Governmental Entity or subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to Environmental Liabilities, and have not been listed on the National Priorities List pursuant to CERCLA or on any similar federal or state list. The representations and warranties contained in this Section 3.18 constitute the sole and exclusive representations and warranties by each of HPC and the Hassie Companies with respect to matters arising under Environmental Laws, Environmental Liabilities or Hazardous Materials.

3.19 Financial Advisors. Except for Goldman Sachs & Co., Tristone Capital and Energy Spectrum Advisors Inc., no financial advisor, investment banker, broker, finder, agent or other Person has been retained by or is authorized to act on behalf of HPC, HHEC, HHPC or any Subsidiary of HPC who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.20 Antitakeover Statutes. HPC and the Hassie Companies have taken all action necessary to exempt the Mergers, this Agreement and the transactions contemplated hereby from any antitakeover “control share acquisition,” “fair price,” “moratorium” or similar statute or regulation that applies or purports to apply to any such transactions.

3.21 Leases. All rentals, royalties, overriding royalty interests and other payments due under the Oil and Gas Interests have been promptly and fully paid, except amounts that are being held in suspense as a result of title issues and that do not provide any third party a right to cancel any such lease and amounts that would not have a Material Adverse Effect. There are no binding obligations to drill additional wells in order to maintain in force and effect as of the date hereof rights in any Oil and Gas Interests, except where such obligations would not have a Material Adverse Effect.

3.22 Calls on Production. As of the date of this Agreement, to the Knowledge of the Indicated Persons, no calls on production on the Oil and Gas Interests of HPC, HHEC, HHPC or any Subsidiary of HPC are being exercised by the holder thereof.

3.23 Related Party Transactions. To the Knowledge of the Indicated Persons, no Related Party of HPC, the Hassie Companies or any HPC Subsidiary other than HPC, the Hassie Companies or any other HPC Subsidiary: (i) owns, directly or through another Person, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor of, or purchaser of oil, gas or related products from, HPC, the Hassie Companies or any HPC Subsidiary, other than ownership of a passive investment of not more than 5% of any security traded on a national securities exchange, (ii) owns, directly or through another Person, or has any interest in any property (real or personal, tangible or intangible) that HPC, the Hassie Companies or any HPC Subsidiary uses in the operation of its or their business in the ordinary course of business, (iii) has any business dealings or a financial interest in any transaction with HPC, the Hassie Companies or any HPC Subsidiary or involving any of their assets or property, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms, or (iv) is employed by HPC, the Hassie Companies or any HPC Subsidiary. For purposes of this Agreement, “Related Party” means, with respect to any Person: (i) any Affiliate of such Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such Person; (iii) any immediate family member of such Person; or (iv) any holder, individually or together with any Affiliate of such holder and any member(s) of such holder’s immediate family, more than 5% of the outstanding equity or ownership interests of such Person; provided, however, that “Related Party” does not include any trustee, member of the advisory board, executor or beneficiary of a Stockholder.

IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and the Merger Subs hereby represent and warrant to HPC and the Hassie Companies that:

4.1 Organization. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as presently being conducted. Each Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as presently being conducted. Each of Parent, HPC Merger Sub and Hassie Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and the Merger Subs to fully perform their respective covenants and obligations under this Agreement.

4.2 Power and Authority; Valid and Binding Agreement. Each of Parent, HPC Merger Sub and Hassie Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent, HPC Merger Sub and Hassie Merger Sub and the consummation by each of Parent, HPC Merger Sub and Hassie Merger Sub of the Mergers and the other transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of each of Parent, HPC Merger Sub and Hassie Merger Sub and no additional corporate proceedings on the part of Parent, HPC Merger Sub or Hassie Merger Sub are necessary to authorize this Agreement or the consummation of the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent, HPC Merger Sub and Hassie Merger Sub and, assuming the due authorization, execution and delivery by HPC and the Hassie Companies, constitutes a legal, valid and binding obligation of each of Parent and the Merger Subs, enforceable against each in accordance with its terms, subject to the Bankruptcy Exception.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent, HPC Merger Sub and Hassie Merger Sub and the consummation by each of Parent, HPC Merger Sub and Hassie Merger Sub of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of any of Parent’s, HPC Merger Sub’s or Hassie Merger Sub’s Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, HPC Merger Sub or Hassie Merger Sub is a party or by which Parent, HPC Merger Sub, Hassie Merger Sub or any of their properties or assets may be bound, (c) result in the creation or imposition of any Lien on any of the properties or other assets of Parent, HPC Merger Sub or Hassie Merger Sub, or (d) assuming compliance with the matters referred to in Section 4.4, violate any applicable Law binding upon Parent, HPC Merger Sub or Hassie Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, creations or impositions of Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and the Merger Subs to fully perform their respective covenants and obligations under this Agreement.

4.4 Required Government Approvals. No Consent of any Governmental Entity is required on the part of Parent, HPC Merger Sub or Hassie Merger Sub in connection with the execution, delivery and performance by Parent, HPC

Merger Sub and Hassie Merger Sub, respectively, of this Agreement and the consummation by Parent, HPC Merger Sub or Hassie Merger Sub, respectively, of the transactions contemplated hereby, except (a) the filing and recordation of the Certificates of Merger with the Delaware Secretary of State and such filings with Governmental Entities as are necessary to satisfy the applicable Laws of jurisdictions in which each of Parent, HPC Merger Sub or Hassie Merger Sub are qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (c) Consents from the DBERR and (d) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and the Merger Subs to fully perform their respective covenants and obligations under this Agreement.

4.5 Proceedings. There are no Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened, in which Parent or either Merger Sub is or may be a party affecting the execution and delivery of this Agreement by Parent or the Merger Subs or the consummation of the transactions contemplated hereby by Parent or the Merger Subs.

4.6 Funds. Parent will at Closing have the funds necessary to consummate the Mergers and to pay any and all fees and expenses incurred by Parent and the Merger Subs in connection with the Mergers and the other transactions contemplated by this Agreement. The parties acknowledge and agree that the representation and warranty in this Section 4.6 is material for all purposes of this Agreement.

4.7 Independent Evaluation. Parent is an experienced and knowledgeable investor in the oil and gas business or owner of oil, gas and mineral properties. Parent has had access to the Oil and Gas Interests, the Fixtures, Facilities and Equipment, the officers and certain representatives of HPC, the Hassie Companies and HPC’s Subsidiaries, and the books, records and files of HPC, the Hassie Companies and HPC’s Subsidiaries relating to the Oil and Gas Interests, Fixtures, Facilities and Equipment and other information in the VDR. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied only on (i) its own independent due diligence investigation of the Oil and Gas Interests and Fixtures, Facilities and Equipment and (ii) the representations, warranties and agreements made by HPC and the Hassie Companies in this Agreement and the Exhibits hereto, and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, marketing and other professional advisors concerning the transactions contemplated hereby and the documents referred to herein. None of HPC, HHEC or HHPC (or any Person on their behalf) has made any representations, warranties or other statements or disclosures on which Parent, either Merger Sub or any of their respective Affiliates (and no such Person has) relied as to any matter relevant to the transactions contemplated hereby and the documents referred to herein except as expressly set forth herein or in any agreement that is an Exhibit hereto.

4.8 SEC Filings; Financial Statements; Internal Controls. (a) Parent has filed or furnished all material registration statements, forms, reports, schedules, certifications and other documents required to be filed or furnished by Parent with the United States Securities and Exchange Commission (“SEC”) since January 1, 2005 (the “Parent SEC Reports”). The Parent SEC Reports (as amended, supplemented and restated by Parent SEC Reports that have been filed prior to the date hereof or will be filed prior to the Closing) (i) complied (at the time filed) or will comply (when filed) as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not (at the time they were filed) or will not (at the time they are filed) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to Parent SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in Parent SEC Reports (as amended, supplemented and restated by Parent SEC Reports that have been filed prior to the date hereof or will be filed prior to the Closing) at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, none of which has been or will be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(c) Parent has established and maintains, adheres to and enforces a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of Parent, and (iii)

provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries.

(d) Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) sufficient to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to Parent SEC Reports.

(e) Neither Parent nor, to the Knowledge of Parent, Parent’s certified public accounting firm, has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, in each case which has not been subsequently remediated, or (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal controls over financial reporting utilized by Parent and its Subsidiaries.

(f) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required material form, report and document containing financial statements that has been filed with or submitted to the SEC since January 1, 2005 was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

4.9 Absence of Certain Changes. Since December 31, 2007, (a) the business of Parent and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice and (b) there has not been any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the ability of Parent and its Subsidiaries to consummate the Mergers or to prepare, file and maintain the effectiveness of the Shelf Registration Statement for the benefit of the Stockholders or maintain the listing of the Parent Common Stock on the New York Stock Exchange.

4.10 Tax Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action, or has any plan or intention to take any action, that would be reasonably likely to prevent the HPC Merger from qualifying as a reorganization described in Section 368(a) of the Code.

4.11 Listed or Reportable Transaction. The transactions contemplated by this Agreement do not facilitate, and are not otherwise a part of, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A of the Code or Treasury Regulations section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.

4.12 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and for which any Stockholder could have any liability.

V. CONDUCT OF BUSINESS PENDING CLOSING

5.1 Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Closing Date, HPC and the Hassie Companies will, HPC will cause each of its Subsidiaries and HPC Holdco to, conduct their respective operations in the ordinary course thereof consistent in all material respects with past practice and use reasonable efforts to preserve substantially intact the business organization and assets of the respective entities, keep available the services of the current officers, employees and consultants of the respective entities and preserve the current relationships of the respective entities with customers, suppliers and other Persons with which the respective entities have significant business relations.

5.2 Restrictions on Certain Actions. Without limiting the generality or effect of Section 5.1, except as described in Section 5.2 of the Disclosure Schedule, prior to the Closing HPC and the Hassie Companies will not, and HPC will cause each of its Subsidiaries and HPC Holdco not to, take any of the following actions without the prior consent of Parent:

(a) except as herein contemplated, amend its Governing Documents;

(b) except as herein contemplated, issue, sell or deliver any Hunt Securities or Subsidiary Securities;

(c) (i) create, incur, guarantee or assume any indebtedness for borrowed money (other than borrowings under existing credit facilities in the ordinary course of business) or otherwise become liable or responsible for the obligations of any other Person, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, (iii) pledge or otherwise encumber shares of capital stock or other equity securities of HPC, HHEC or HHPC, (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (except for customary Liens contained in or arising under joint operating (or similar) agreements binding on HPC, HHEC, HHPC or a Subsidiary of HPC with respect to amounts not yet due or not yet delinquent and except for statutory Liens for amounts not yet due or not yet delinquent), or (v) declare, set aside or pay any dividend or make any other distribution to stockholders;

(d) (i) except as may be required by applicable Law or the terms of the applicable Employee Benefit Plan, amend in any material respect or terminate any Employee Benefit Plan or adopt any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, (ii) materially increase in any manner the compensation or fringe benefits of any director or officer, or (iii) pay to any director or officer any benefit not required by any Employee Benefit Plan or other agreement as in effect on the date hereof;

(e) acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets, except for (i) sales of Hydrocarbons or entering into oil and gas leases, in each case in the ordinary course of business, consistent with past practices, (ii) sales of inventory and excess or obsolete assets in the ordinary course of business, (iii) acquisitions, sales, leases, transfers or dispositions of assets not exceeding $10,000,000 in the aggregate, and (iv) the acquisitions contemplated by the O&G Roll-Up;

(f) except as herein contemplated, acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

(g) except for capital expenditures related to an Emergency or event of Force Majeure, make any capital expenditure which is in excess of the amount contemplated by the 2008 capital expenditures budget included in the VDR by $5,000,000 individually or $15,000,000 in the aggregate;

(h) make or revoke any Tax election except elections consistent with past practices and which are required to be made in connection with Tax Returns filed for any tax period ending prior to the Effective Time;

(i) change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in Income Tax Basis;

(j) except in the ordinary course of business consistent with past practice, enter into, renew, extend, amend in any material respect or terminate any Material Contract;

(k) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises not exceeding the amount for which an accounting reserve has been established by HPC, HHEC or HHPC, or that involve only the payment of monetary damages not in excess of $5,000,000 individually or $10,000,000 in the aggregate (excluding amounts to be paid under insurance policies);

(l) except as herein contemplated, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(m) authorize or propose, or agree, in writing or otherwise, to take any of the actions described in this Section 5.2; or

(n) intentionally take or omit any action that would (i) cause any representation or warranty made by the HPC, HHEC or HHPC in this Agreement to be untrue, (ii) result in a breach of any covenant made by HPC, HHEC or HHPC in this Agreement, or (iii) have a Material Adverse Effect.

VI. ADDITIONAL COVENANTS

6.1 Access. Subject to the terms of the Confidentiality Agreement and applicable Law, between the date hereof and the Closing, HPC and the Hassie Companies will give Parent and Parent’s authorized representatives reasonable access to the Oil and Gas Interests and to their employees, offices, accounting and financial books, records, files and other similar documents and materials during their regular business hours, upon reasonable prior notice, and to the extent in HPC’s, HHEC’s or HHPC’s possession, custody or control and which can be provided without unreasonable effort or expense, except that HPC and the Hassie Companies are not obligated to provide information to the extent such action would result in a breach of any confidentiality obligation to a third party pursuant to a written agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

6.2 Confidentiality Agreement. The Confidentiality Agreement will continue to remain in full force and effect in accordance with its terms.

6.3 Reasonable Efforts; Regulatory Filings. (a) Upon the terms and subject to the conditions set forth in this Agreement, Parent, the Merger Subs, HPC and the Hassie Companies will use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable efforts to: (i) cause the conditions to the Mergers set forth in Article VII to be satisfied, (ii) obtain all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities, and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that the foregoing provisions of this Section 6.3 will not require any party to (x) perform, satisfy or discharge any obligations of any other party under this Agreement or otherwise other than Parent causing the Merger Subs to take action hereunder or (y) take any action that would, individually or in the aggregate, have, or reasonably be expected to have, either a Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the ability of Parent and its Subsidiaries to consummate the Mergers.

(b) In connection with and not in limitation of Section 6.3(a), each of Parent and the Merger Subs (and their respective Affiliates, if applicable), on the one hand, and HPC and the Hassie Companies (and their respective Affiliates, if applicable), on the other hand, will (i) file with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within five Business Days following the execution and delivery of this Agreement and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Entity that is required by the other Antitrust Laws set forth in Section 7.1(a) of the Disclosure Schedule within ten Business Days following the date of this Agreement. Each of Parent, the Merger Subs, HPC and the Hassie Companies will (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the Federal Trade Commission, the Department of Justice or the Governmental Entities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) use their best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act or the other Antitrust Laws set forth in Section 7.1(a) of the Disclosure Schedule as soon as practicable. Each of Parent and the Merger Subs (and their respective Affiliates, if applicable), on the one hand, and HPC and the Hassie Companies (and their respective Affiliates, if applicable), on the other hand, will promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or the other Antitrust Laws set forth in Section 7.1(a) of the Disclosure Schedule with respect to which any such filings have been made, then such party will use its best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Mergers under the HSR Act and the Antitrust Laws set forth in Section 7.1(a) of the Disclosure Schedule, each of Parent and the Merger Subs (and their respective Affiliates, if applicable), will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Parent, the Merger Subs or the Surviving Corporations (and their respective Affiliates, if applicable), and any other restrictions on the activities of

Parent, the Merger Subs, the Surviving Corporations or their respective Subsidiaries and (ii) contest, defend and appeal any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(d) In furtherance and not in limitation of Section 6.3(a), Parent will prepare and file with the SEC a prospectus supplement to its currently effective shelf registration statement on Form S-3 the (“Shelf Registration Statement”) for the benefit of the Stockholders covering all of the Parent Common Stock to be delivered pursuant to Sections 2.2 and 2.3. Such prospectus supplement will cover resales from time to time, whether on the New York Stock Exchange, pursuant to block purchases or otherwise, and will be filed as soon as reasonably practicable after the date of this Agreement. Parent will provide HPC and the Hassie Companies with a reasonable opportunity to review and comment on such prospectus supplement. Parent will use its reasonable best efforts to cause such prospectus supplement to become effective upon the filing thereof pursuant to Section 462(e) under the Securities Act, and related regulations and will use its reasonable best efforts to cause the Shelf Registration Statement and such prospectus supplement to remain continuously effective for a period of one year commencing on the Closing Date, and to maintain the listing of the Parent Common Stock on the New York Stock Exchange. Parent will also use its reasonable best efforts to obtain prior to the Closing Date all necessary state securities laws permits or approvals required to carry out the deliveries of Parent Common Stock contemplated by Sections 2.2 and 2.3. Parent will pay all expenses related to or in connection with any registration pursuant to this Section 6.3(d). HPC and the Hassie Companies will furnish any information and will otherwise cooperate with Parent as Parent may reasonably request in connection with the matters contemplated by this Section 6.3(d). Such information supplied by HPC and the Hassie Companies will not contain any untrue statement of material fact or fail to state any material fact necessary in order to make such information not misleading, and HPC and the Hassie Companies will promptly inform Parent of any information of which HPC or the Hassie Companies become aware that should be disclosed with respect to such registration statement or prospectus supplement. The information provided by Parent and included in the Shelf Registration Statement will not contain any untrue statement of material fact or fail to state any material fact necessary in order to make such information not misleading. Following the Closing Date, if the Shelf Registration Statement and prospectus supplement become unavailable for any reason, including any failure on the part of Parent to make any required filings with the SEC, Parent will promptly prepare and file a substitute or replacement registration statement with the SEC for the benefit of the Stockholders covering all of the Parent Common Stock to be delivered pursuant to Sections 2.2 and 2.3. Such registration statement will cover resales from time to time, whether on the New York Stock Exchange, pursuant to block purchases or otherwise.

6.4 Notice of Litigation. Until the Closing, (i) Parent, upon learning of the same, will promptly notify HPC and the Hassie Companies of any Proceeding which is commenced or threatened against Parent or any of its Affiliates that concerns this Agreement or the transactions contemplated hereby and (ii) HPC and the Hassie Companies, upon learning of the same, will promptly notify Parent of any Proceeding which is commenced or threatened against HPC, HHEC, HHPC or any Affiliate thereof that concerns this Agreement or the transactions contemplated hereby and any Proceeding that is commenced or threatened against HPC, HHEC, HHPC or any Subsidiary of HPC which would have been listed in the Disclosure Schedule as an exception to the representation contained in Section 3.10 if such Proceeding had arisen prior to the date hereof.

6.5 Resignation of Directors. At the Closing, HPC Holdco and Hassie will deliver to Parent the resignations of the directors or managers of HPC Holdco, Hassie and each Subsidiary of HPC Holdco, such resignations to be effective immediately after the Effective Time.

6.6 Public Announcements. The parties will reasonably cooperate in respect of any press release or similar public statement relating to this Agreement or to the Mergers.

6.7 Employees and Employee Benefits. Parent will, and will cause the Surviving Corporations to, take the actions set forth in Section 6.7 of the Disclosure Schedule.

6.8 Third-Party Consents. Without limiting the effect of Section 6.3, each of HPC, HHEC, HHPC and Parent will, and each of HPC and Parent will cause its Subsidiaries to, use its reasonable efforts to promptly obtain all authorizations, consents, approvals and waivers of, and give all notices to, each third party that may be necessary for the consummation of the Mergers and are material to such party; provided, however, that, except as expressly contemplated by this Agreement (a) none of HPC, HHEC, HHPC, Parent or any Subsidiary of HPC or Parent may amend in any material respect or waive or agree to amend in any material respect or waive any material right or material economic benefit under, any Material Contract in connection with obtaining such consents, approvals and waivers without Parent’s consent (which, subject to clause (b) of this Section 6.8, will not be unreasonably withheld, conditioned or delayed) and (b) in connection with obtaining such authorizations, consents, approvals and waivers, or the giving of such notices, none of HPC, HHEC, HHPC, Parent or any Subsidiary of HPC or Parent will be required to pay any money or other consideration or grant forbearances to any third party in order to obtain such authorizations, consents, approvals or waivers.

6.9 Fees and Expenses. Except as otherwise provided in Section 2.3 as to the HPC Deal Costs and the Hassie Deal Costs, which will be paid as therein provided, each of HPC, HHEC, HHPC, Parent, HPC Merger Sub and Hassie Merger Sub will bear its respective costs and expenses incurred in connection with the Mergers and the other transactions contemplated by this Agreement.

6.10 No Solicitation. (a) Prior to October 15, 2008 (the “No-Shop Termination Date”), none of HPC, HHEC, HHPC, HPC’s Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of HPC, HHEC, HHPC or any

Subsidiary of HPC will (i) solicit, knowingly encourage (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock or similar transactions involving HPC, HHEC, HHPC or any Subsidiary of HPC that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction. As used in this Agreement, “Alternative Transaction” means any of (i) a merger, share exchange, consolidation or other business combination involving HPC, HHEC, HHPC or any Subsidiary of HPC (other than the Mergers or any transaction effected as part of the Internal Reorganizations), (ii) any transaction pursuant to which any Person (or group of Persons) (other than Parent or its Affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of HPC, HHEC, HHPC or any Subsidiary of HPC, or of the entity surviving any merger or business combination including HPC, HHEC, HHPC or any Subsidiary of HPC) of HPC, HHEC, HHPC or any Subsidiary of HPC representing more than 25% of the book value of all the assets or net revenues of HPC, HHEC, HHPC and HPC’s Subsidiaries, taken as a whole, immediately prior to such transaction, or (iii) any other consolidation, business combination, recapitalization or similar transaction involving a sale of control of HPC, HHEC, HHPC or any Subsidiary of HPC which would prevent the Mergers.

(b) Prior to the No-Shop Termination Date, HPC, HHEC or HHPC, as appropriate, will notify Parent promptly (but in no event later than 48 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal or any request for nonpublic information relating to HPC, HHEC, HHPC or any Subsidiary of HPC or for access to the properties, books or records of HPC, HHEC, HHPC or any Subsidiary of HPC, other than any such request that does not relate to and would not reasonably be expected to lead to, an Alternative Proposal. Such notice to Parent will include a summary in reasonable detail of the terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Prior to the No-Shop Termination Date, HPC, HHEC or HHPC, as appropriate, will endeavor in good faith to keep Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request.

(c) During the period from the execution of this Agreement until the No-Shop Termination Date, HPC, HHEC, HHPC and each of HPC’s Subsidiaries will cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing and will endeavor in good faith to cause all Persons other than Parent who have been furnished confidential information regarding HPC, HHEC, HHPC or any Subsidiary of HPC in connection with the solicitation of or discussions regarding an Alternative Proposal within the three months prior to the date hereof promptly to return or destroy such information. HPC, HHEC and HHPC will not, and HPC will cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which HPC, HHEC, HHPC or any Subsidiary of HPC is or may become a party. None of HPC, HHEC, HHPC or the board of directors of HPC, HHEC or HHPC will approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction, Section 203 of the DGCL or any similar antitakeover “control share acquisition,” “fair price,” “moratorium” or similar statute or regulation.

(d) HPC, HHEC and HHPC will ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other representatives) of HPC, HHEC, HHPC and HPC’s Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of HPC, HHEC, HHPC or any Subsidiary of HPC will be deemed to be a breach of this Section 6.10 by HPC, HHEC or HHPC, as appropriate.

6.11 Names. As promptly as practicable and in any event within 180 calendar days following the Closing, Parent will cause the Surviving Corporations and each of its other controlled Affiliates to discontinue use of the names “Hunt” and “Hassie Hunt” (the “Names”), including by amending Governing Documents, signage, correspondence and other documents and taking all such other action as may be reasonably required to cease any use or reference thereto, other than solely as a historical matter. The parties hereby acknowledge that neither Parent nor any of its Affiliates will obtain any direct or indirect ownership interest in or right to use the Names by reason of the Mergers or otherwise.

6.12 Title Matters. (a) Without limiting Parent’s remedies for Title Defects set forth in this Section 6.12, none of HPC, HHEC, HHPC and any Subsidiary of HPC makes any warranty or representation, express, implied, statutory or otherwise, with respect to its title to any of the Oil and Gas Interests and Parent hereby acknowledges and agrees that its sole remedy for any defect of title, including any Title Defect, is set forth in this Section 6.12.

(b) For the 60-day period after execution of this Agreement, Parent may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Reserve Report Interests in order to determine whether HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, hold Good and Defensible Title to the Reserve Report Interests. On or before 60 days after execution of this Agreement (the “Title Claim Date”), Parent must deliver claim notices to HPC meeting the requirements of this Section 6.12(b) (collectively, the “Title Defect Notices” and individually, a “Title Defect Notice”) setting forth any matters which, in Parent’s reasonable opinion, constitute Title Defects and which Parent intends to assert as a Title Defect pursuant to this Section 6.12. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Parent will be deemed to have waived, and none of HPC, HHEC, HHPC and any Subsidiary of HPC will have any liability for, any Title Defect which Parent fails to assert as a Title Defect by a Title Defect Notice received by HPC on or before the Title Claim Date. To be effective, each Title Defect Notice must be in writing and include (i) a description of the alleged Title Defect, (ii) the Reserve Report Interest (and the applicable zone therein) affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, and (v) the amount by which Parent reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations upon which Parent’s belief is based. To give HPC an opportunity to commence reviewing and curing Title Defects, Parent will use reasonable efforts to deliver to HPC, on or before the end of each calendar week prior to the Title Claim Date, written notice of all Title Defects discovered by Parent during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. Parent will also promptly furnish HPC with written notice of any Title Benefit which is discovered by any of Parent’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Parent’s due diligence with respect to the Reserve Report Interests prior to the Title Claim Date.

(c) HPC will have the right, but not the obligation, to deliver to Parent on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Reserve Report Interests (and the applicable zone therein) affected by the Title Benefit, and (iii) the amount by which HPC reasonably believes the Allocated Value of those Reserve Report Interests (and the applicable zone therein) is increased by the Title Benefit, and the computations upon which HPC’s belief is based. HPC will be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Claim Date.

(d) HPC will have the right, but not the obligation, to attempt, at its sole cost, to cure for itself, HHEC, HHPC or any Subsidiary of HPC at any time prior to Closing (the “Cure Period”), any Title Defects of which it has been advised by Parent.

(e) Subject to HPC’s continuing right to dispute the existence of a Title Defect or a Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Parent in accordance with Section 6.12(b) is not waived in writing by Parent or cured on or before Closing, and subject to the Individual Title Defect Threshold and the Aggregate Title Deductible, the Gross HPC Merger Consideration and the Gross Hassie Merger Consideration, as applicable, will be reduced by an amount (“Title Defect Amount”) determined pursuant to Section 6.12(h) as being the value of such Title Defect;

(f) With respect to each Reserve Report Interest (or specified zone therein) affected by Title Benefits reported under Section 6.12(c), the Aggregate Title Deductible will be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Reserve Report Interest caused by such Title Benefits, as determined pursuant to Section 6.12(i).

(g) Section 6.12(c) will be the exclusive right and remedy of Parent with respect to the failure of HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, to have Good and Defensible Title with respect to any Oil and Gas Interest.

(h) The Title Defect Amount resulting from a Title Defect will be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and will be determined in accordance with the following terms and conditions:

(i) if Parent and HPC agree on the Title Defect Amount, then that amount will be the Title Defect Amount

(ii) if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount will be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) the net revenue interest for any Title Defect Property and (B) the Net Revenue Interest set forth in the NSAI Reserve Report, then the Title Defect Amount will be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the net revenue interest decrease and the denominator of which is the Net Revenue Interest set forth in the NSAI Reserve Report;

(iv) if the Title Defect represents an obligation or Lien upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount will be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Parent and HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount will not be greater than the reasonable cost and expense of curing such Title Defect;

(v) the Title Defect Amount with respect to a Title Defect Property will be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi) notwithstanding anything to the contrary in this Section 6.12, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property will not exceed the Allocated Value of the Title Defect Property.

(i) The Title Benefit Amount resulting from a Title Benefit will be determined in accordance with the following methodology, terms and conditions:

(i) if Parent and HPC for itself or HHEC, HHPC and any Subsidiary of HPC, as applicable, agree on the Title Benefit Amount, then that amount will be the Title Benefit Amount; and

(ii) if the Title Benefit represents a discrepancy between (A) the net revenue interest for any Reserve Report Interest (or the specified zone(s) therein) and (B) the Net Revenue Interest set forth in the NSAI Reserve Report, then the Title Benefit Amount will be the product of the Allocated Value of the affected Reserve Report Interest (or the specified zone(s) therein) multiplied by a fraction, the numerator of which is the net revenue interest increase and the denominator of which is the Net Revenue Interest set forth in the NSAI Reserve Report.

(j) Notwithstanding anything to the contrary, (i) in no event will there be any adjustments to the Gross HPC Merger Consideration or the Gross Hassie Merger Consideration, as applicable, or any payments by HPC, HHEC or any Subsidiary of HPC, for any individual Title Defect for which the Title Defect Amount does not exceed ($7,500,000) (“Individual Title Defect Threshold”) and (ii) in no event will there be any adjustments to the Gross HPC Merger Consideration or the Gross Hassie Merger Consideration or any payments by HPC, HHEC or any Subsidiary of HPC, as applicable, for any Title Defect that exceeds the Individual Title Defect Threshold unless the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defects cured by Seller, exceeds the Aggregate Title Deductible, after which Parent will be entitled to reductions to the Gross HPC Merger Consideration or the Gross Hassie Merger Consideration, as applicable, only with respect to such Title Defects in excess of such Aggregate Title Deductible.

(k) Title Dispute Resolution. Parent and HPC for itself and HHEC, HHPC and any Subsidiary of HPC will attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. Subject to the Individual Title Defect Threshold and the Aggregate Title Deductible limitations in Section 6.12(j), if Parent and HPC for itself and HHEC, HHPC and any Subsidiary of HPC are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute will be exclusively and finally resolved pursuant to this Section 6.12(k). There will be a single arbitrator, who will be a title attorney with at least ten years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of HPC and Parent within 15 days after the end of the Cure Period, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding will be held in Dallas Texas and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 6.12. The Title Arbitrator’s determination will be made within 20 days after submission of the matters in dispute and will be final and binding upon all parties, without right of appeal. In making his determination, the Title Arbitrator will be bound by the provisions of Section 6.12(h) and, subject to the foregoing, may consider such other matters as in the opinion of the

Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award Parent a greater Title Defect Amount than the Title Defect Amount claimed by Parent in its applicable Title Defect Notice and may not award HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, a greater Title Benefit Amount than the Title Benefit Amount claimed by HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, in its applicable Title Benefit Notice. The Title Arbitrator will act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by any party and may not award damages, interest or penalties to any party with respect to any matter. HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, and Parent will each bear its own legal fees and other costs of presenting its case. Each of HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, and Parent will bear one-half of the costs and expenses of the Title Arbitrator. Within ten days after the Title Arbitrator delivers written notice to Parent and HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Parent will pay to HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, the amount, if any, so awarded by the Title Arbitrator to HPC, HHEC, HHPC or any Subsidiary of HPC, as applicable, and (ii) HPC, HHEC, HHPC and any Subsidiary of HPC, as applicable will pay to Parent the amount, if any, so awarded by the Title Arbitrator to Parent.

6.13 Review of Estimated Tax Liability. Prior to Closing, Parent will have the right to conduct, at its sole cost, a review of (a) the estimated 2008 Tax liabilities and (b) any 2007 Tax Returns which have not been filed as of the date of this Agreement but that will be filed before the Closing.

6.14 Cooperation Regarding Financing. HPC and the Hassie Companies will cooperate in a commercially reasonable manner with Parent in connection with obtaining financing in connection with the consummation of the transactions contemplated by this Agreement, including (a) using (and causing the HPC Subsidiaries to use) commercially reasonable efforts to assist Parent in satisfying all conditions precedent to be satisfied by Parent in connection with such financing, (b) providing information regarding HPC and the Hassie Companies that is reasonably requested by the financing sources and their representatives, (c) permitting the financing sources and their representatives access to HPC and the Hassie Companies, respectively, (d) participating in meetings with prospective lenders, (e) participating in bank meetings in connection with the financing, (f) participating in drafting sessions related to any offering materials reasonably required for any such financing, and (g) causing members of their respective accounting firms to participate in drafting sessions related to the offering materials for such financing. For the avoidance of doubt, however, Parent’s obligations hereunder are not subject to financing.

6.15 Environmental Matters. (a) For the 60-day period after execution of this Agreement, HPC and the Hassie Companies will give Parent reasonable access to all environmental data and non-privileged reports and analyses pertaining to the Reserve Report Interests in the files of HPC, HHEC, HHPC and any Subsidiary of HPC, as applicable. Parent specifically acknowledges that (i) any access to HPC’s data is provided as an accommodation only, at Parent’s sole cost, risk and expense, that none of HPC, HHEC, HHPC and any Subsidiary of HPC makes any representations as to the accuracy, completeness or reliability of any such environmental information so disclosed to or obtained by Parent and (ii) Parent relies and depends on and uses any and all such environmental information, review or inspection exclusively and entirely at its own risk and without any recourse to HPC, HHEC, HHPC and any Subsidiary of HPC whatsoever. HPC for itself and HHEC, HHPC and any Subsidiary of HPC will cooperate with Parent for the performance by Parent of such review and any related property or asset inspection, which review and inspection will be conducted in a reasonable manner so as not to interfere with the operations of the Reserve Report Interests. HPC for itself and HHEC, HHPC and any Subsidiary of HPC will cooperate to ensure that such review and inspection is conducted on a confidential basis prior to the Environmental Claim Date. Any reports prepared as a result of such review and inspection will be treated as confidential except to the extent disclosure is required under applicable Law.

(b) On or before 60 days after execution of this Agreement (the “Environmental Claim Date”), Parent must deliver claim notices to HPC, HHEC, HHPC and any Subsidiary of HPC, as applicable, meeting the requirements of this Section 6.15(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters which, in Parent’s reasonable opinion, constitute Environmental Defects and which Parent intends to assert as Environmental Defects pursuant to this Section 6.15. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Parent will be deemed to have waived, and none of HPC, HHEC, HHPC or any Subsidiary of HPC will have any liability for, any Environmental Defect which Parent fails to assert as an Environmental Defect by a Environmental Defect Notice received by HPC on or before the Environmental Claim Date. To be effective, each Environmental Defect Notice must be in writing and include (i) a description of the matter constituting the alleged Environmental Defect, (ii) a description of each Reserve Report Interest (or portion thereof) that is affected by the alleged Environmental Defect, (iii) Parent’s assertion of the Allocated Value of the portion of the Reserve Report Interest affected by the alleged Environmental Defect, (iv) supporting documents reasonably necessary for HPC to verify the existence of the alleged Environmental Defect, and (v) a calculation of the Remediation Amount (itemized in reasonable detail) that Parent asserts is attributable to such alleged Environmental Defect. Parent’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the asserted Environmental Defect and identify all assumptions used by Parent in calculating the Remediation Amount, including the standards that Parent asserts must be met to comply with Environmental Laws. HPC, for itself, and HHEC, HHPC and any Subsidiary of HPC will have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing.

(c) Subject to HPC’s continuing right to dispute the existence of a Environmental Defect and/or the Remediation Amount asserted with respect thereto, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 6.15(b) is not waived in writing by Parent or cured on or before Closing, and subject to the Individual Environmental Threshold and the Aggregate Environmental

Deductible, the Gross HPC Merger Consideration and the Gross Hassie Merger Consideration, as applicable, will be reduced by the Remediation Amount.

(d) Section 6.15(c) will be the exclusive right and remedy of Parent with respect to any Environmental Defect.

(e) Notwithstanding anything to the contrary, (i) in no event will there be any adjustments to the Gross HPC Merger Consideration or the Gross Hassie Merger Consideration, as applicable, for any individual Environmental Defect for which the Remediation Amount does not exceed $7,500,000 (“Individual Environmental Threshold”) and (ii) in no event will there be any adjustments to the Gross HPC Merger Consideration or the Gross Hassie Merger Consideration, as applicable, or any other payments by HPC, HHEC, HHPC or any Subsidiary of HPC for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate, excluding any Environmental Defects cured by HPC, exceeds the Aggregate Environmental Deductible, after which Parent will be entitled to reductions to the Gross HPC Merger Consideration or the Gross Hassie Merger Consideration, as applicable, only with respect to such Environmental Defects in excess of such Aggregate Environmental Deductible.

(f) Parent and HPC for itself and HHEC, HHPC and any Subsidiary of HPC will attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. Subject to the Individual Environmental Threshold and the Aggregate Environmental Deductible limitations in Section 6.15(d), if Parent and HPC for itself and HHEC, HHPC and any Subsidiary of HPC are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute will be exclusively and finally resolved by arbitration pursuant to this Section 6.15. There will be a single arbitrator, who will be an environmental attorney with at least ten years experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Reserve Report Interests are located, as selected by mutual agreement of Parent and HPC within 15 days after the Closing Date, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding will be held in Dallas, Texas and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 6.15. The Environmental Arbitrator’s determination will be made within 20 days after submission of the matters in dispute and will be final and binding upon all parties, without right of appeal. In making his determination, the Environmental Arbitrator will be bound by the rules set forth in this Section 6.15 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Parent a greater Remediation Amount than the Remediation Amount claimed by Parent in its applicable Environmental Defect Notice. The Environmental Arbitrator will act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by any party and may not award damages, interest or penalties to any party with respect to any matter. Each of HPC, HHEC, HHPC and any Subsidiary of HPC and Parent will each bear its own legal fees and other costs of presenting its case. Each of HPC, HHEC, HHPC and any Subsidiary of HPC and Parent will bear one-half of the costs and expenses of the Environmental Arbitrator. Within ten days after the Environmental Arbitrator delivers written notice to Parent and HPC, HHEC, HHPC and any Subsidiary of HPC, as applicable, of his award with respect to a Remediation Amount, (i) Parent will pay to HPC, HHEC, HHPC and any Subsidiary of HPC, as applicable, the amount, if any, so awarded by the Environmental Arbitrator to HPC, HHEC, HHPC and any Subsidiary of HPC, as applicable and (ii) HPC, HHEC, HHPC and any Subsidiary of HPC, as applicable, will pay to Parent the amount, if any, so awarded by the Environmental Arbitrator to Parent.

6.16 Unresolved Title Defects and Environmental Defects. If by the Closing Date, there remain unresolved Title Defects in an amount exceeding the Aggregate Title Deductible or unresolved Environmental Defects in an amount exceeding the Aggregate Environmental Deductible (collectively, the “Disputed Amounts”), the parties will, on the Closing Date, deposit the sum of the Disputed Amounts into an interest-bearing escrow account with an escrow agent agreed upon by Parent and HPC. The escrow agent will hold the Disputed Amounts until the final resolution of the Title Defects and corresponding Title Defect Amounts and Environmental Defects and Remediation Amounts in accordance with Sections 6.12(k) and 6.15(e), respectively.

6.17 Financial Statements. (a) HPC will direct its independent certified public accounting firm to prepare and deliver an unqualified audit report of the consolidated balance sheet of HPC and its Subsidiaries as of December 31, 2007 and the related audited statements of operations, stockholders’ equity and cash flows for the year then-ended, and the notes and schedules thereto prepared in accordance with GAAP, consistently applied (the “HPC GAAP Financial Statements”). HPC will cooperate, in a commercially reasonable manner, including by providing any information reasonably requested by the independent certified public accounting firm to assist it in connection with the preparation of the HPC GAAP Financial Statements.

(b) HHEC will direct its independent certified public accounting firm to prepare and deliver an unqualified audit report of the balance sheet of HHEC as of December 31, 2007 and the related audited statements of operations, stockholders’ equity and cash flows for the year then-ended, and the notes and schedules thereto prepared in accordance with GAAP, consistently applied (the “HHEC GAAP Financial Statements”). HHEC will cooperate, in a commercially reasonable manner, including by providing any information reasonably requested by the independent certified public accounting firm to assist it in connection with the preparation of the HHEC GAAP Financial Statements.

(c) HHPC will direct its independent certified public accounting firm to prepare and deliver an unqualified audit report of the balance sheet of HHPC as of December 31, 2007 and the related audited statements of operations, stockholders’

equity and cash flows for the year then-ended, and the notes and schedules thereto prepared in accordance with GAAP, consistently applied (the “HHPC GAAP Financial Statements”). HHPC will cooperate, in a commercially reasonable manner, including by providing any information reasonably requested by the independent certified public accounting firm to assist it in connection with the preparation of the HHPC GAAP Financial Statements.

6.18 HPC Reorganization. HPC will deliver to Parent copies of the Governing Documents of each of HPC Holdco and HPC as soon as is reasonably practicable following the consummation of the HPC Reorganization. Prior to the Effective Time, HPC Holdco will engage in no business activities and will conduct no operations other than in connection with the transactions contemplated by this Agreement.

6.19 Tax Treatment. (a) Prior to and at the Effective Time, each party hereto will use its reasonable best efforts to cause the HPC Merger to qualify as a reorganization described in Section 368(a) of the Code, and will not take any action reasonably likely to cause the HPC Merger not to so qualify.

(b) HPC will use its reasonable best efforts to obtain the opinion referred to in Section 7.3(d).

6.20 AFEs. Within ten Business Days following the date hereof, HPC will deliver to Parent a schedule setting forth, as of the date of this Agreement, all outstanding authorities for expenditure binding upon HPC, HHEC, HHPC or any Subsidiary of HPC.

6.21 Listed Transaction. If Parent or any Affiliate of Parent disposes of or causes the disposition of any assets owned by Hassie at the Effective Time of the Hassie Merger, other than in the ordinary course of business, within one year after the Closing, Parent shall provide notice of such disposition to Stockholder of Hassie.

VII. CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1 Conditions to Each Party’s Obligations to Consummate the Mergers. The respective obligations of Parent, the Merger Subs, HPC and Hassie to consummate the Mergers are subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Regulatory Approvals and Related Matters. (i) The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, (ii) the waiting periods applicable to the transactions contemplated by this Agreement under the foreign Antitrust Laws set forth in Section 7.1(a) of the Disclosure Schedule shall have expired or been terminated, (iii) the clearances, consents, approvals, orders and authorizations of Governmental Entities required to be obtained under the foreign Antitrust Laws set forth in Section 7.1(a) of the Disclosure Schedule in connection with the transactions contemplated by this Agreement shall have been obtained, (iv) the prospectus supplement contemplated by Section 6.3 and the related registration statement shall be effective pursuant to Rule 462(e) under the Securities Act, and related rules and regulations, all related state securities laws approvals shall have been received, and no proceedings shall have been instituted for the purpose of suspending such approvals or the effectiveness of such prospectus supplement and registration statement, and (v) the Parent Common Stock to be delivered pursuant to Sections 2.2 and 2.3 shall have been authorized for listing on the New York Stock Exchange subject to official notice of issuance.

(b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Mergers illegal in any jurisdiction in which HPC, HHEC or HHPC has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Mergers in any jurisdiction in which HPC, HHEC or HHPC has material business or operations or (ii) issued or granted any order that is in effect and has the effect of making the Mergers illegal in any jurisdiction in which HPC, HHEC or HHPC has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Mergers in any jurisdiction in which HPC, HHEC or HHPC has material business or operations.

(c) Internal Reorganizations. At or prior to the Closing, the Internal Reorganizations shall have been completed on the terms set forth in the documents specified below:

(i) the HPC Real Estate Spin-Off shall have been completed on the terms set forth in the HPC Real Estate Spin-Off Agreement;

(ii) the O&G Roll-Up shall have been completed on the terms set forth in the Other Hunt Entities Agreement;

(iii) the HHEC Spin-Off shall have been completed on the terms set forth in the Hassie Companies Spin-Off Agreement;

(iv) the HHPC Spin-Off shall have been completed on the terms set forth in the Hassie Companies Spin-Off Agreement;

(v) the Initial Hassie Merger shall have been completed on the terms set forth in the Hassie Merger Agreement; and

(vi) the HPC Reorganization shall have been completed.

7.2 Conditions to the Obligations of Parent and the Merger Subs to Consummate the Mergers. The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of HPC, HHEC and HHPC set forth in this Agreement which are qualified as to materiality shall be true and correct and which are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (other than representations and warranties that are made as of another date, which shall be so true and correct as of such date); provided, however, that this condition will be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties results in a Material Adverse Effect.

(b) Performance of Obligations. HPC, HHEC and HHPC shall have performed in all material respects the obligations that are to be performed by them under this Agreement at or prior to the Effective Time.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. Parent and the Merger Subs shall have received a certificate of HPC and Hassie, validly executed for and on behalf of each of HPC and Hassie and in its name by a duly authorized officer thereof (but without any personal liability), certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

7.3 Conditions to the Obligations of HPC Holdco and Hassie to Consummate the Mergers. The obligations of HPC Holdco and Hassie to consummate the Mergers are subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived by HPC Holdco and Hassie:

(a) Representations and Warranties. The representations and warranties of Parent, HPC Merger Sub and Hassie Merger Sub set forth in this Agreement which are qualified as to materiality shall be true and correct and which are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (other than representations and warranties that are made as of another date, which shall be so true and correct as of such date); provided, however, that this condition will be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and the Merger Subs to fully perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations. Parent, HPC Merger Sub and Hassie Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement at or prior to the Effective Time, including making or causing to be made the payments and deliveries contemplated by Article II.

(c) Officer’s Certificate. HPC and Hassie shall have received a certificate of Parent and the Merger Subs, validly executed for and on behalf of Parent and the Merger Subs and in their respective names by a duly authorized officer thereof

(but without personal liability) certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Tax Opinion. HPC shall have received the opinion of Jones Day, counsel to HPC, dated the Closing Date, to the effect that the HPC Merger will be treated for Federal income tax purposes as a reorganization described in Section 368(a) of the Code. In rendering such opinion, Jones Day will be entitled to rely upon customary assumptions and representations provided by Parent, HPC, the Hassie Companies and others that Jones Day reasonably deems relevant.

VIII. TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a) by mutual written consent of Parent, HPC and the Hassie Companies; or

(b) by Parent or HPC if any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Mergers illegal in any jurisdiction in which HPC, HHEC or HHPC has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Mergers in any jurisdiction in which HPC, HHEC or HHPC has material business or operations, or (ii) issued or granted any order that is in effect prohibiting or otherwise preventing the Mergers; or

(c) by HPC if the Effective Time has not occurred by December 1, 2008 (the “HPC/Hassie Termination Date”) unless the failure of the Effective Time to have occurred is the result of a material breach of this Agreement by HPC, HHEC or HHPC; or

(d) by the Hassie Companies, with respect to only the rights and obligations under this Agreement pertaining to the Hassie Companies, if the Effective Time has not occurred by the HPC/Hassie Termination Date unless the failure of the Effective Time to have occurred is the result of a material breach of this Agreement by HHEC or HHPC; or

(e) by Parent if the Effective Time has not occurred by December 1, 2008 (the “Parent Termination Date”) unless the failure of the Effective Time to have occurred is the result of a material breach of this Agreement by Parent, HPC Merger Sub and Hassie Merger Sub; or

(f) by HPC, in the event that (i) none of HPC, HHEC or HHPC is then in material breach of its covenants, agreements and other obligations under this Agreement, (ii) Parent, HPC Merger Sub or Hassie Merger Sub has breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent, HPC Merger

Sub or Hassie Merger Sub set forth in this Agreement have become inaccurate, in either case such that the conditions to the Mergers set forth in Section 7.3(a) or Section 7.3(b) are not capable of being satisfied by the HPC/Hassie Termination Date, and (iii) such breach or violation cannot be cured or, if curable, has not been cured prior to the earlier of (A) 20 Business Days following notice of such breach or violation and (B) the HPC/Hassie Termination Date; or

(g) by Parent, in the event that (i) none of Parent, HPC Merger Sub or Hassie Merger Sub is then in material breach of its covenants, agreements and other obligations under this Agreement, (ii) HPC, HHEC or HHPC has breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of HPC, HHEC or HHPC set forth in this Agreement have become inaccurate, in either case such that the conditions to the Mergers set forth in Section 7.2(a) or Section 7.2(b) are not capable of being satisfied by the Parent Termination Date, and (iii) such breach or violation cannot be cured or, if curable, has not been cured prior to the earlier of (A) 20 Business Days following notice of such breach or violation and (B) the Parent Termination Date; or

(h) by HPC or Parent, regardless of the circumstances, if the Effective Time has not occurred by December 31, 2008.

(i) by HPC if, after the No-Shop Termination Date, the board of directors of HPC determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel) that an Alternative Proposal is a Superior Proposal, provided that HPC, HHEC and HHPC have fully complied with their obligations under Section 6.10.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by HPC or Parent, written notice thereof will be given to the other party or parties specifying the provision pursuant to which such termination is made, and this Agreement will become void and have no effect and there will be no further liability on the part of Parent or the Merger Subs (on the one hand) or any Hunt Entity (on the other hand), except that the agreements contained in this Article VIII, in Section 6.2 (Confidentiality Agreement) and in Article IX (Miscellaneous) will survive the termination hereof. In the event of a termination by the Hassie Companies pursuant to Section 8.1(d), written notice thereof will be given to Parent and HPC and (a) the rights and obligations of the parties under this Agreement pertaining to the Hassie Companies will become void and have no effect and there will be no further liability on the part of Parent, the Merger Subs, or any Hunt Entity with respect to any such rights or obligations as they pertain solely to the Hassie Companies, except that the agreements of the Hassie Companies contained in this Article VIII and in Article IX (Miscellaneous) will survive such termination, and (b) except as modified by Section 8.2(a) the provisions of this Agreement shall remain in full force and effect and HPC Holdco, Parent and HPC Merger Sub shall proceed to Closing with respect to the HPC Merger, subject to the termination of this Agreement in its entirety pursuant to any other provision of Section 8.1. Nothing contained in this Section 8.2 will relieve any party from any liability for, among other things, money damages arising out of any uncured breach of any representation, warranty or covenant contained in this Agreement prior to any such termination or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement. The actual or alleged unavailability of financing or the cost or other terms thereof will not excuse Parent’s performance of its obligations under this Agreement.

IX. MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties and Covenants; Waiver. None of the representations, warranties or covenants (other than those covenants which by their express terms contemplate performance following the Closing) in this Agreement will survive the Mergers, but the Surviving Agreements shall survive the Merger. Following the Effective Time, none of the Stockholders, their respective Affiliates and advisors or the Other Hunt Entities will have any obligations to Parent or the Surviving Corporations or any of their respective Affiliates except as set forth in the Surviving Agreements. Without limiting the generality or effect of the foregoing, in consideration of the transactions herein and therein contemplated, Parent, the Surviving Corporations and their respective Affiliates hereby waive, effective as of the Effective Time, any and all rights, claims or causes of action they have, had or may in the future have against any of the Stockholders, directors, officers, member or managers of the Hunt Entities, any of their respective Affiliates or representatives or the Other Hunt Entities, including claims based on the federal or state securities Laws or otherwise or theories of common law except and only to the extent provided in the Surviving Agreements.

9.2 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) sent by a recognized prepaid overnight courier service (which provides a receipt), or (c) sent by electronic mail (e-mail) (to the extent an e-mail address is provided) or facsimile transmission to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)	If to HPC, HHEC or HHPC, to:

Hunt Petroleum Corporation

1601 Elm Street, Suite 4700

Dallas, TX 75201

Attention: John W. Creecy

Fax No.: 214-922-1147

E-mail: JWC@huntpetroleum.com

with a copy (which will not constitute notice) to:

Jones Day

222 East 41st Street

New York, NY 10017-6702

Attention: Robert A. Profusek

Fax No.: 212-755-7306

Email: raprofusek@jonesday.com

Hassie Hunt Exploration Company/Hassie Hunt Production

Company

1601 Elm Street, Suite 3400

Dallas, TX 75201

Attention: Douglas H. Hunt

Fax No.: 214-880-7102

E-mail: dhhunt@petrohunt.com

with a copy (which will not constitute notice) to:

Haynes and Boone, LLP

901 Main St., Suite 3100

Dallas, TX 75202

Attention: Tom D. Harris

Fax No.: 214-200-0464

Email: tom.harris@haynesboone.com

If to Parent or the Merger Subs, to:

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Attention: Vaughn O. Vennerberg II

Fax No.: 817-870-0379

Email: vaughn_vennerberg@xtoenergy.com

with a copy (which will not constitute notice) to:

Frank G. McDonald, Esq.

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Fax No.: 817-885-2278

Email: frank_mcdonald@xtoenergy.com

Such notices, request, demands and other communications shall be effective upon receipt.

9.3 Entire Agreement. This Agreement, the Disclosure Schedule, and the Exhibits and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each of the parties acknowledges that no other party, nor any agent or attorney of any other party, has made any promise, representation or warranty whatsoever not contained herein, and that such party has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not contained herein.

9.4 Binding Effect; Assignment; No Third-Party Benefit. This Agreement is binding upon and will inure to the benefit of the parties and their respective legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties without the prior written consent of the other parties. Except as provided in Section 6.3(d) of this Agreement and Sections 6.7(a) – (d) of the Disclosure Schedule, nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the parties hereto, and their respective legal representatives, successors, and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.5 Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

9.6 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CHOICE OF LAWS RULES.

9.7 Submission to Jurisdiction; Waivers. Each of HPC, the Hassie Companies, Parent and the Merger Subs irrevocably agrees that any Proceeding with respect to this Agreement, the Mergers, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may only be brought and determined in any federal or state court located in the State of Delaware, and each of HPC, the Hassie Companies, Parent and the Merger Subs hereby irrevocably submits with regard to any such Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue in any such court of any Proceeding set forth above arising out of this Agreement or the transactions contemplated hereby. Each of HPC, the Hassie Companies, Parent and the Merger Subs hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, the Mergers, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.8 Service of Process. Service of any process, summons, notice or document by U.S. registered mail to any party’s respective address set forth in Section 9.2 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in Section 9.7.

9.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties. It is not necessary that each party execute the same counterpart so long as identical counterparts are executed by each such party. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

9.10 Remedies. (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Each party agrees that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, in addition to any other remedy to which such party is entitled at Law or in equity, in the event of any breach or threatened breach by HPC, HHEC or HHPC, on the one hand, or Parent or the Merger Subs, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, HPC, HHEC and HHPC, on the one hand, and Parent and the Merger Subs, on the other hand, will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.

9.11 Disclosure Schedule. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary herein. Any disclosure in one section of the Disclosure Schedule will be deemed to be disclosed in all sections of the Disclosure Schedule and under this Agreement. Inclusion of any item in the Disclosure Schedule (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business, (c) does not represent a determination that the transactions contemplated by this Agreement require the consent of third parties and (d) will not constitute, or be deemed to be, an admission to any third party concerning such item. The Disclosure Schedule includes descriptions of instruments or brief summaries of certain aspects of HPC, HHEC, HHPC, HPC’s Subsidiaries and their business and operations. The descriptions and brief summaries are not necessarily complete and are provided in the Disclosure Schedule to identify documents or other materials previously delivered or made available.

9.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.13 Amendment. This Agreement may not be amended or modified except by the written agreement of all the parties hereto prior to the Effective Time.

9.14 Waiver. Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant or condition under this Agreement may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent other failure. The failure of any Person to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

9.15 Certain Consents and Waivers. The parties hereto acknowledge the extent of the prior and existing representations by counsel of the parties and have affirmatively consented to Jones Day’s representation of HPC in connection with this Agreement and the transactions contemplated hereby, and any related or unrelated transactional or litigation matters now existing or arising in the future. Each party hereto waives any objection to such representations, any conflict of interest or other basis for precluding, challenging or otherwise disqualifying such counsel from such representations based on any prior or existing representation by such firm, and agrees that no such objection, conflict of interest or other basis for precluding, challenging or otherwise disqualifying such counsel from representing its clients will be asserted by such party if litigation among the parties proceeds or develops, whether or not the transactions contemplated hereby are or have been consummated, and Jones Day represents one or more party therein. Each party hereto has had the opportunity to consult with counsel concerning this waiver, and confirms that its consent is voluntary, fully informed and to be relied upon by the other parties hereto and the above-referenced firm.

Accordingly, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective on June 9, 2008.

PARENT:

XTO ENERGY INC.

By:	/s/ Vaughn O. Vennerberg II
	Name:	Vaughn O. Vennerberg II
	Title:	Senior EVP & Chief of Staff

HPC ACQUISITION CORPORATION

By:	/s/ Vaughn O. Vennerberg II
	Name:	Vaughn O. Vennerberg II
	Title:	Senior EVP & Chief of Staff

HHEC ACQUISITION CORPORATION

By:	/s/ Vaughn O. Vennerberg II
	Name:	Vaughn O. Vennerberg II
	Title:	Senior EVP & Chief of Staff

HUNT PETROLEUM CORPORATION

By:	/s/ Tom Hunt
	Name:	Tom Hunt
	Title:	Chairman of the Board

Hassie Hunt Exploration Company

By:	/s/ John H. Creecy
Name:	John H. Creecy
Title:	President

Hassie Hunt production Company

By:	/s/ John H. Creecy
Name:	John H. Creecy
Title:	President

LIST OF DISCLOSURE SCHEDULES AND EXHIBITS

Section 1.1	Knowledge of Indicated Persons
Section 2.3(b)(vi)	Certain Benefit Plans
Section 2.3(d)(ii)	Certain Credit Arrangements
Section 3.4	Non-Contravention
Section 3.5	Required Governmental Approvals
Section 3.6	Subsidiaries
Section 3.12	Taxes
Section 3.13	Material Contracts
Section 3.16	Insurance
Section 3.17	Employee Related Matters
Section 3.18	Environmental Matters
Section 5.2	Conduct of Business
Section 6.7	Employees and Employee Benefits
Section 7.1(a)	Applicable Foreign Antitrust Laws

Exhibit A	Hassie Companies Agreement and Plan of Merger
Exhibit B	Agreement and Plan of Merger
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Indemnification Agreement